UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TREEHOUSE FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TREEHOUSE FOODS, INC.

2021 SPRING ROAD

SUITE 600

OAK BROOK, ILLINOIS 60523

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ON APRIL 28, 2016

To the Stockholders of TreeHouse Foods, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) that will be held at 2015 Spring Road, Lower Level, Conference Room A, Oak Brook, Illinois 60523, on Thursday, April 28, 2016, at 9: 00 a.m. Central Time.

Once again, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about March 14, 2016, we will mail to our stockholders who have not already requested paper material a Notice of Internet Access and Availability of Proxy Materials (“Notice”), which contains instructions on how to vote, how to access our 2016 Proxy Statement and 2015 Annual Report on Form 10-K (“Annual Report”) online, and how to request paper copies of the materials. All stockholders who have elected to continue to receive paper copies will receive a copy of the Proxy Statement and Annual Report by mail. The Proxy Statement also contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

At the Annual Meeting you will be asked to vote on the following matters and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof:

1.	To elect two directors to hold office until the 2019 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016; and

3.	To provide an advisory vote to approve the Company’s executive compensation.

The matters listed above are fully discussed in the Proxy Statement accompanying this Notice. A copy of our Annual Report is available online or by request as previously described.

The record date for the Annual Meeting is February 26, 2016. Only stockholders of record as of February 26, 2016, are entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by completing, signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. If for any reason you wish to revoke your proxy, you may do so at any time before it is voted at the Annual Meeting.

Thomas E. O’Neill

Corporate Secretary

March 2, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2016

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Our Proxy Statement and our Annual Report are available at www.envisionreports.com/thfi. Our Proxy Statement includes information on the following matters, among other things:

•	The date, time and location of the Annual Meeting;

•	A list of the matters being submitted to the stockholders for approval; and

•	Information concerning voting in person at the Annual Meeting.

If you want to receive a paper copy or e-mail of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy to Computershare Shareowner Services by telephone at 1-866-641-4276 or online at www.envisionreports.com/thfi or contact the Company’s Investor Relations Department directly at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1331. Please make your request on or before April 15, 2016 to facilitate timely delivery.

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TREEHOUSE FOODS, INC.

2021 SPRING ROAD

SUITE 600

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (“Board”) of TreeHouse Foods, Inc. (“TreeHouse,” “Company,” “we,” “us,” or “our,” as the context requires) for use in voting at our 2016 Annual Meeting of Stockholders (“Meeting”). The Meeting will be held at 2015 Spring Road, Lower Level, Conference Room A, Oak Brook, Illinois 60523, on Thursday, April 28, 2016, at 9: 00 a.m. Central Time for the purpose of considering and acting upon the matters specified in the notice accompanying this Proxy Statement. This Proxy Statement is being sent to stockholders on or about March 14, 2016.

Who May Vote

If you are a stockholder of record on February 26, 2016, you are entitled to vote at the Meeting. As of that date, there were 56,401,299 shares of the Company’s common stock (“Common Stock”) outstanding, the only class of voting securities outstanding. You are entitled to one (1) vote for each share of Common Stock you own, without cumulation, on each matter to be voted upon at the Meeting.

How Proxies Work

Only votes cast in person at the Meeting or received by proxy before the beginning of the Meeting will be counted at the Meeting. Giving us your proxy means you authorize us to vote your shares at the Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three (3) convenient ways:

•	By Internet: Go to www.envisionreports.com/thfi and follow the instructions.

•	By Telephone: Call toll-free 1-800-652-VOTE (8683) and follow the instructions.

•	By Mail: Complete, sign, date and return your proxy card in the enclosed envelope.

Telephone and Internet voting facilities for stockholders of record will be available twenty-four (24) hours a day and will close at 12: 00 a.m. Central Time on April 28, 2016.

As permitted by Securities and Exchange Commission (“SEC”) rules, TreeHouse is making this Proxy Statement and its Annual Report on Form 10-K (“Annual Report”) available to its stockholders electronically via the Internet. On or about March 14, 2016, we will mail our stockholders a Notice of Internet Access and Availability of Materials (“Notice”), which contains instructions on how to vote, access this Proxy Statement and our Annual Report online, and how to request paper copies of the materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

If your proxy is properly returned, the shares it represents will be voted at the Meeting in accordance with your instructions. If you execute and return your proxy but do not give specific instructions, your shares will be voted as follows:

•	FOR the election of each of the two (2) nominees for director set forth herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016;

•

FOR the advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation;” and

•	with respect to any other matter that may properly come before the Meeting, at the discretion of the persons voting the respective proxies.

The Board does not intend to bring any matters before the Meeting except those indicated in the Notice. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Shares Held Through a Bank, Broker or Other Nominee

If you are the beneficial owner of shares held in “street name” through a bank, broker, or other nominee, such bank, broker, or nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, the shares will be treated as “broker non-votes”. A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange (the “NYSE”). Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal concerning the ratification of the independent registered public accounting firm (Proposal 2) is discretionary. All other proposals to be voted on at the Meeting are non-discretionary and, accordingly, cannot be voted upon without your instruction.

Quorum

Stockholders of record may vote their proxies by telephone, the Internet or mail. By using your proxy to vote in one of these ways, you authorize any of the two (2) officers whose names are listed on the back of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the Meeting must be present in person or represented by proxy to constitute a quorum. Of course, if you attend the Meeting, you may vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy. Abstentions and broker non-votes (as described below under the heading “Required Vote”) are counted for purposes of determining whether a quorum is met.

Revoking a Proxy

Submitting your proxy now will not prevent you from voting your shares at the Meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the Meeting by:

•

delivering to Thomas E. O’Neill, our Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, a signed written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or

•	attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, revoke your proxy; you must also vote in person at the Meeting).

Required Vote

The election of the nominees for director (Proposal 1) in an uncontested election will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such nominee. The ratification of the selection of our independent registered public accounting firm (Proposal 2), the advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation” (Proposal 3) and the approval of any other matter that may properly come before the Meeting will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such proposal. Votes cast as “for” or “against” are counted as a vote, while votes cast as abstentions will not be counted as a vote but will be counted for purposes of determining a quorum. Abstentions will have no effect on the election of directors (Proposal 1) or Proposals 2 and 3. So-called “broker non-votes” (brokers failing to vote by proxy shares of the common stock held in nominee name for customers on any non-discretionary matters) will not be counted as votes at the Meeting and will not have a direct impact on any non-discretionary proposal (i.e., Proposal 1 (election of directors) or Proposal 3).

Resignation Policy

Our Corporate Governance Guidelines utilize a resignation policy in the election of directors. Accordingly, if an incumbent director nominee receives a greater number of votes marked “against” his or her election than votes marked “for” his or her election, that nominee is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process.

Method and Cost of Soliciting and Tabulating Votes

The solicitation of proxies from our stockholders is being made by the Board and management of the Company. TreeHouse will bear the costs of soliciting and tabulating your votes, including the cost of preparing and mailing the Proxy Statement, the Proxy Card, Notice and the Annual Report. TreeHouse has retained the services of Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. D.F. King & Co., Inc. will act as our proxy solicitor in soliciting votes for a fee of approximately $14,000 plus the reimbursement of reasonable out of pocket expenses. Solicitation will be primarily through the use of the U.S. Postal Service and the Internet, but our officers, directors and regular employees may solicit proxies personally or by telephone without additional remuneration for such activity.

TreeHouse will reimburse banks, brokers, and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, and obtaining proxies from you, according to certain regulatory fee schedules. The actual amount will depend on variables such as the number of packages mailed, the number of stockholders receiving electronic delivery, and postage costs.

Computershare, our transfer agent, will act as the proxy tabulator and Inspector of Elections.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Stockholders who in the future wish to receive multiple copies may also contact the Company at: 2021 Spring Road, Suite 600, Oak Brook, IL, 60523, Attention: Investor Relations or by phone at (708) 483-1331.

ELECTION OF DIRECTORS (PROPOSAL 1)

We have a classified Board consisting of three (3) classes. At each annual meeting a class of directors is elected for a term of three (3) years to succeed any directors whose terms are expiring. We believe this classified board structure is appropriate for the Company. Obtaining a three-year (3) commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business and the markets in which we operate. The Board believes that such long-term institutional knowledge benefits TreeHouse and enables the Board to better consider and provide long-term strategic planning.

At the Meeting, you will elect a total of two (2) directors to hold office, subject to the provisions of the Company’s By-Laws, until the annual meeting of stockholders in 2019 and until their successors are duly elected and qualified. Unless you instruct otherwise, the shares represented by your proxy will be voted FOR the election of Mr. George V. Bayly and Mr. Gary D. Smith, the nominees set forth below. The affirmative vote of a majority of the votes cast is required to elect each director. In other words, the number of votes “for” a director must exceed the number of votes “against” a director in order to elect such director. For information regarding our resignation policy, see “Summary of the Annual Meeting — Resignation Policy” in this Proxy Statement.

Mr. Bayly and Mr. Smith have each agreed to be nominated and to serve as a director if elected. However, if any nominee at the time of his or her election is unable or unwilling to serve, or is otherwise unavailable for election, and as a result, another nominee is designated by the Board, then you or your designee will have discretion and authority to vote or refrain from voting for such nominee.

Ms. Diana Ferguson, whose term will expire at the 2016 Annual Meeting of Stockholders, has decided not to stand for re-election for an additional three-year (3) term due to the demands of her other professional obligations. Ms. Ferguson’s decision not to stand for re-election is not the result of any disagreement with the Company. The Company deeply appreciates Ms. Ferguson’s long and distinguished service. Ms. Ferguson has been a director since 2008 and serves on the Compensation Committee of our Board. As a result of Ms. Ferguson’s decision, the Board has determined that effective with the 2016 Annual Meeting of Stockholders, the size of the Board of Directors will be reduced from nine (9) to eight (8) directors and the class of directors whose term will expire in 2019 will be reduced from three (3) to two (2) directors (with the two other classes of directors each consisting of three directors).

Proposal 1 — Election of Directors

Election of George V. Bayly — Continuing in office — Term expiring 2019

The Nominating and Corporate Governance Committee has recommended and the Board has nominated Mr. Bayly for re-election to the Company’s Board. Certain information about Mr. Bayly is set forth below.

GEORGE V. BAYLY has served as a Director since June 2005. Mr. Bayly currently serves as principal of Whitehall Investors, LLC, a consulting and venture capital firm, having served in that role since August 2008. Mr. Bayly served as Chairman and Chief Executive Officer of Altivity Packaging LLC, a maker of consumer packaging products and services, from September 2006 to March 2008. He also served as CEO and Co-Chairman of U.S. Can Corporation from 2003 to 2006 and Chief Executive Officer in 2005. In addition, from January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. Prior to joining Packaging Corporation of America, Mr. Bayly served as a Lieutenant Commander in the United States Navy. In addition to our Board, Mr. Bayly currently serves on the board of directors of ACCO Brands Corporation, Multi-Packaging Solutions Limited and Miami University’s Farmel School of Business and is a member of a five-person (5) roundtable at Madison Dearborn Partners. Mr. Bayly formerly served on the boards of directors of Huhtamaki Oyj, General Binding Corporation, Packaging Dynamics, Inc., U.S. Can Corporation, Ryt-Way Industries, Inc. Altivity Packaging LLC and Graphic Packaging Holding Company. Mr. Bayly holds a B.S. from Miami University and an M.B.A from Northwestern University. Mr. Bayly is Chairman of the Compensation Committee of our Board.

As a former executive of numerous large companies and a principal of a consulting and venture capital firm, Mr. Bayly has a broad understanding of the operational, financial and strategic issues facing public and private companies. This experience gives him valuable knowledge and perspective as Chairman of the Compensation Committee.

Election of Gary D. Smith — Continuing in office — Term expiring 2019

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Mr. Smith for re-election to the Company’s Board. Certain information about Mr. Smith is set forth below.

GARY D. SMITH has served as a Director since June 2005. Mr. Smith is Chairman of Encore Associates, Inc., a consulting firm specializing in serving the national food and retail goods sectors, a position he has held since January 2001. Since 2005, he has been a Founding Managing Director of Encore Consumer Capital. From April 1995 to December 2004, Mr. Smith served as Senior Vice President — Marketing of Safeway Inc. In addition, Mr. Smith held various management positions at Safeway Inc. from 1961 to 1995. In addition to our Board, Mr. Smith currently serves on or has previously served on the boards of directors of AgriWise, Inc., Altierre Corporation, Philly’s Famous Water Ice, Inc., the Winery Exchange, Inc., FreshKO Produce Services, Inc., Aidell’s Sausage Company, Inc., Mesa Foods, Inc., Brownie Brittle, LLC and Fantasy Cookie Company.

Mr. Smith is an experienced business leader with skills that make him a valuable asset in his role as a member of the Audit and Nominating and Corporate Governance Committees of our Board. Mr. Smith’s deep understanding of the grocery channel and experience as an acquirer and investor in businesses adds significantly to acquisitions and customer insight.

RECOMMENDATION:

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL

DIRECTOR NOMINEES TO SERVE ON THE COMPANY’S BOARD

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH

DIRECTOR NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

Deloitte & Touche LLP audited our financial statements for fiscal year 2015 and has been selected by the Audit Committee of our Board to audit our financial statements for fiscal year 2016. A representative of Deloitte & Touche LLP will attend the Meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of Deloitte & Touche LLP is not required by our By-laws. However, our Board is submitting the selection of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm if they determine such a change would be in the best interests of the Company and the Company’s stockholders.

The affirmative vote of a majority of the votes cast is required to approve this Proposal 2.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered in fiscal years 2014 and 2015, see “Fees Billed by Independent Registered Public Accounting Firm” on page 47 in this Proxy Statement.

RECOMMENDATION:

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE RATIFICATION OF THE

SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

CORPORATE GOVERNANCE

Current Board Members

The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Sam K. Reed	—	—	—
George V. Bayly	**	—	—
Diana S. Ferguson[1]	*	—	—
Dennis F. O’Brien	—	*	**
Frank J. O’Connell	—	**	—
Ann M. Sardini***	*	—	—
Gary D. Smith	—	*	*
Terdema L. Ussery, II	—	*	*
David B. Vermylen	—	—	—

*	Member

**	Chairman

***	Lead Independent Director

1)	Ms. Ferguson is retiring from the Board and is not standing for re-election at the Meeting. In connection with Ms. Ferguson’s decision to retire from our Board, the Nominating and Corporate Governance Committee proposed, and the board approved, that the size of the Board be reduced to eight (8) members.

Corporate Governance Guidelines and Code of Ethics

We are committed to high standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically and in accordance with our Code of Ethics. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines, committee charters and the Code of Ethics are published on the Company’s website at www.treehousefoods.com in the investor relations information section and are also available upon request from the Corporate Secretary. The Board regularly reviews corporate governance developments and modifies the Company’s corporate governance materials from time to time. We will post any modifications of our corporate governance materials, including our Code of Ethics, on our website.

Director Independence

The NYSE listing rules require that a majority of the Company’s directors be independent. The Board determined that (i) Messrs. Bayly, O’Brien, O’Connell, Smith and Ussery and Ms. Ferguson and Ms. Sardini have no direct or indirect material relationships with management, and that they satisfy the NYSE’s independence guidelines and are independent and (ii) that Messrs. Reed and Vermylen are not independent.

All members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent directors and our Compensation Committee members meet the enhanced independence requirements for Compensation Committee members under the NYSE’s listing standards. The Board has determined that all of the members of our Audit Committee also satisfy the SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation. The portion of the Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

Nomination of Directors

The Board is responsible for approving candidates for Board membership and has delegated the process of screening and recruiting potential director nominees to the Nominating and Corporate Governance Committee in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee seeks candidates who have a reputation for integrity, honesty, and adherence to high ethical standards and who have demonstrated business acumen, experience, and an ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills, and viewpoint as well as traditional diversity concepts such as race and gender. When the Nominating and Corporate Governance Committee reviews a candidate for Board membership, the Nominating and Corporate Governance Committee looks specifically at the candidate’s background and qualifications in light of the needs of the Board and the Company at that time, given the then-current composition of the Board. The aim is to assemble a Board that provides a significant breadth of experience, knowledge, and abilities that assist the Board in fulfilling its responsibilities. The current members of the Board hold or have held senior executive positions in large, complex organizations and have operating experience that meets this objective. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies and have an understanding of corporate governance practices and trends. We consider the members of our Board to have a diverse set of business and personal experiences, backgrounds and expertise.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including current Board members and stockholders (see “Stockholder Proposals for 2017 Annual Meeting of Stockholders” for further details). It also may, in its discretion, employ a third party search firm to assist in identifying candidates for director. Once a potential director candidate has been identified, including through the recommendation of a stockholder in accordance with the procedures set forth in our By-laws, the Nominating and Corporate Governance Committee evaluates the candidate according to the factors described above.

BOARD LEADERSHIP STRUCTURE

Board Chairman and CEO Roles

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Reed, our Chief Executive Officer and President, to serve as Chairman of the Board, while also selecting an independent, non-management director to serve as a lead director (“Lead Independent Director”) to provide independent leadership. Mr. Reed possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers, and suppliers, particularly during times of turbulent economic and industry conditions.

With the exception of Messrs. Reed and Vermylen, each of the directors is independent, and the Board believes that the independent directors provide effective oversight of management.

We do not have a formal policy that requires the Chief Executive Officer or any other member of management to serve as Chairman of the Board, and the Board, in its discretion, may subsequently decide to change our leadership structure.

Lead Independent Director

The Company has chosen to combine the Chairman and Chief Executive Officer roles, and as a result, the Board appointed the Lead Independent Director to coordinate the activities of the other non-management directors, and to perform such other duties and responsibilities described below and as the Board may from time to time determine.

Currently, the Lead Independent Director is Ann M. Sardini. The role of the Lead Independent Director includes:

•	Conducting and presiding at executive sessions of the Board;

•	Serving as a liaison to and acting as a regular communication channel between the non-employee members of the Board and the Chief Executive Officer of the Company;

•	In the event of the unavailability or incapacity of the Chairman of the Board, calling and conducting special meetings of the Board; and

•	Consulting with the Chairman and Chief Executive Officer about the concerns of the Board.

While serving as Lead Independent Director, Ms. Sardini has followed governance practices established by the Board that support effective communication and effective Board performance. The Lead Independent Director role fosters a Board culture of open discussion and deliberation, with thoughtful evaluation of risk to support sound decision-making.

Our directors undergo an annual Board self-evaluation to determine whether the Board and its committees are functioning effectively. As part of the self-evaluation process, directors provide feedback evaluating Board effectiveness and committee effectiveness on multiple criteria. The Nominating and Corporate Governance Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. Each committee also conducts a self-evaluation and reports its assessment of effectiveness to the Board. The assessments are discussed with the full Board each year.

Determination That Current Board Leadership Structure is Appropriate

The Board has determined that the current Board leadership structure is appropriate for TreeHouse for the following reasons:

•	The current structure is working well and the Lead Independent Director is highly effective in her role;

•	There is strong evidence that the Board is acting independently;

•

There are effectiveness and efficiency advantages of having a Chairman of the Board with the Chief Executive Officer’s significant food industry strategy, marketing, and operations knowledge and experience;

•	The Board has open discussions and thoughtful deliberations, especially in the evaluation of risk and in support of sound decision-making;

•

The current size, food industry focus, and relatively straightforward organizational structure of the Company allows the Chairman of the Board and Chief Executive Officer roles to be effectively combined; and

•	The non-management directors meet regularly in private sessions to discuss issues regarding the Company.

The Board’s Role in Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines to govern the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. For example, our Vice President of Internal Audit reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board after meeting with our Vice President of Internal Audit and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Corporate Governance Committee annually reviews the Company’s Corporate Governance Guidelines and their implementation. Each committee regularly reports to the Board.

Meetings of the Board of Directors

The Board met ten (10) times during 2015. Each of the members of the Board participated in over 75% of the meetings of the Board and committees that took place while such person was a member of the Board and the applicable committee. Members of the Board are expected to attend each meeting, as set forth in the Company’s Corporate Governance Guidelines. It is the Board’s policy that all of our directors attend the Annual Meeting of Stockholders, absent exceptional cause. Each of the directors attended the Annual Meeting of Stockholders in 2015. The non-management directors of the Company meet regularly (at least quarterly) in executive sessions of the Board without management present. The Lead Independent Director presides over non-management sessions.

The Board has established standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board determines the membership of each of these committees from time to time, and only outside, independent directors serve on these committees.

COMMITTEE MEETINGS/ROLE OF COMMITTEES

Audit Committee:    The Audit Committee held seven (7) meetings during 2015. The Audit Committee presently consists of Messrs. O’Brien, O’Connell, Smith and Ussery. The Audit Committee operates pursuant to a written charter and is composed entirely of independent directors, in accordance with the NYSE listing standards and SEC rules. In addition, the Board has determined that Messrs. O’Brien, O’Connell, Smith and Ussery are each qualified as an audit committee financial expert within the meaning of SEC regulations, and the Board has determined that each of them has accounting and related financial management expertise as required by the listing standards of the NYSE. The Audit Committee reviews and approves the scope and cost of all services, both audit and non-audit, provided by the firm selected to conduct the audit. The Audit Committee also, among other duties, monitors the effectiveness of the audit process and financial reporting and inquiries into the adequacy of financial and operating controls. The report of the Audit Committee is set forth later in this Proxy Statement.

Nominating and Corporate Governance Committee:    The Nominating and Corporate Governance Committee held four (4) meetings in 2015. The Nominating and Corporate Governance Committee presently consists of Messrs. O’Brien, Smith and Ussery. The Nominating and Corporate Governance Committee is composed entirely of independent directors and operates pursuant to a written charter. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Governance Committee will consider nominees who are recommended by stockholders, provided such recommendations are made in accordance with the nominating procedures set forth in the Company’s By-laws (and as set forth in “Stockholder Proposals for 2017 Annual Meeting of Stockholders”). The report of the Nominating and Corporate Governance Committee is set forth later in this Proxy Statement.

Compensation Committee:    The Compensation Committee held five (5) meetings in 2015. The Compensation Committee presently consists of Mr. Bayly, Ms. Ferguson and Ms. Sardini. The Compensation Committee operates pursuant to a written charter and is composed entirely of independent directors. The Compensation Committee reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the TreeHouse Foods, Inc. Equity and Incentive Plan. The Compensation Committee also reviews the Company’s general compensation and benefit policies and programs, administers the Company’s 401(k) plan, and recommends director compensation programs to the Board. The report of the Compensation Committee is set forth later in this Proxy Statement.

Role of Compensation Consultants

The Compensation Committee has elected to engage Meridian Compensation Partners, LLC (“Meridian”) as the Compensation Committee’s on-going independent executive compensation consultant. Meridian does not provide consulting services to the Company other than the services provided directly to the Compensation Committee. Meridian provides a review of the competitiveness and appropriateness of all elements of compensation for the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer (collectively, the “Named Executive Officers” or “NEOs”) and advice on new and existing executive compensation programs and other related matters.

At the Compensation Committee’s direction, management provides all executive compensation materials to the independent consultant and discusses all such materials and recommendations with the independent consultant. The independent consultant considers the information and provides independent data to the Compensation Committee to facilitate its decision-making process. The independent consultant regularly meets with the Compensation Committee in executive sessions without members of management present.

The Compensation Committee has reviewed the independence of Meridian in light of SEC rules and NYSE listing standards regarding compensation consultants and has concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.

STOCK OWNERSHIP

Holdings of Management

The executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 1,891,289 shares of Common Stock or approximately 3.4% of the 56,401,299 outstanding shares of Common Stock as of February 26, 2016 (see “Security Ownership of Certain Beneficial Owners and Management”). Such officers and directors have indicated an intention to vote in favor of each Proposal.

Our anti-hedging policy is disclosed on our website under “Investor Relations” “Governance Documents” “Insider Trading Policy”. The Insider Trading Policy makes it clear that Section 16 persons (TreeHouse Foods, Inc. executive officers and Board of Directors) may not engage in short sales and “may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.” We also prohibit holding Company stock in a margin account or pledging Company securities as collateral for a loan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on February 26, 2016, certain information with respect to the beneficial ownership of common stock beneficially owned by (i) each director of the Company, (ii) the NEOs, (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than five percent (5%) of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. The address of the directors and officers listed below is c/o TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523. The percentage calculations set forth in the table below are based on the number of shares of stock outstanding as of February 26, 2016, rather than the percentages set forth in the stockholders’ filings with the SEC.

	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned		Class(1)
Directors and Named Executive Officers:
Sam K. Reed	948,414	(2)	1.7%
George V. Bayly	17,920	(3)	*
Diana S. Ferguson	17,520	(4)	*
Dennis F. O’Brien	13,620	(5)	*
Frank J. O’Connell	24,420	(6)	*
Ann M. Sardini	11,410	(7)	*
Gary D. Smith	24,735	(8)	*
Terdema L. Ussery, II	25,920	(9)	*
David B. Vermylen	223,321	(10)	*
Dennis F. Riordan	182,259	(11)	*
Christopher D. Sliva	56,583	(12)	*
Thomas E. O’Neill	247,227	(13)	*
Harry J. Walsh	242,179	(14)	*
Alan T. Gambrel	65,971	(15)	*
Rachel Bishop	6,022	(16)	*
All directors and executive officers as a group (15 persons)	1,891,289		3.4%
5% Beneficial Stockholders:
BlackRock, Inc.	3,705,894	(17)	6.6%
T. Rowe Price Associates, Inc.	4,523,353	(18)	8.0%
The Vanguard Group, Inc.	2,830,392	(19)	5.0%

Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(1)	An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed one percent of our common stock outstanding at February 26, 2016.

(2)	Includes 331,764 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016 and 599,217 shares jointly held in family trusts. This amount also includes 17,433 shares directly held.

(3)	Includes 200 shares directly held and 17,720 vested restricted stock units, deferred until termination of service from the Board.

(4)	Includes 3,500 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016, and 14,020 vested restricted stock units, deferred until termination of service from the Board.

(5)	Includes 9,960 shares directly held and 3,660 vested restricted stock units, deferred until termination of service from the Board.

(6)	Includes 8,200 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016 and 13,420 vested restricted stock units, deferred until termination of service from the Board. This amount also includes 2,800 shares directly held.

(7)	Includes 3,700 vested restricted stock units, deferred until termination of service from the Board and 1,890 vested restricted stock units that are deferred until July 27, 2016. This amount also includes 5,820 shares directly held.

(8)	Includes 17,720 vested restricted stock units, deferred until termination of service from the Board and 7,015 shares directly held.

(9)	Includes 8,200 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016 and 15,310 vested restricted stock units, deferred until termination of service from the Board. This amount also includes 2,410 shares directly held.

(10)	Includes 71,350 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016 and 113,671 shares jointly held in a family trust. The amount also includes 7,710 vested restricted stock units that are deferred until termination of service from the Board and 30,590 shares directly owned.

(11)	Includes 132,914 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016, and 49,345 shares directly held.

(12)	Includes 44,147 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016, and 12,436 shares directly held.

(13)	Includes 92,790 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016, and 154,437 shares directly held.

(14)	Includes 92,790 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016 and 149,389 shares directly held.

(15)	Includes 47,697 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016 and 18,274 shares directly held.

(16)	Includes 2,910 shares of Common Stock issued under options currently exercisable within 60 days of February 26, 2016 and 3,112 shares directly held.

(17)	We have been informed pursuant to the Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. that (i) BlackRock, Inc. beneficially owns 3,705,894 shares of our Common Stock; and (ii) BlackRock, Inc. has (A) sole voting power as to 3,612,870 shares, (B) no shared voting power, (C) sole dispositive power as to 3,705,894 shares, and (D) no shared dispositive power. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(18)

We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 9, 2016 by T. Rowe Price Associates, Inc. (“Price Associates”) that (i) Price Associates is the beneficial owner of 4,523,353 shares of our Common Stock; (ii) Price Associates has (A) sole voting power as to 1,050,846 shares, (B) no shared voting power, (C) sole dispositive power as to 4,523,353 shares and (D) no shared dispositive power. The principal address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(19)	We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. that (i) The Vanguard Group, Inc. beneficially owns 2,830,392 shares of our Common Stock; and (ii) The Vanguard Group, Inc. has (A) sole voting power as to 54,415 shares, (B) shared voting power of 2,700 shares, (C) sole dispositive power as to 2,775,877 shares and (D) shared dispositive power as to 54,515 shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to such filings, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2015.

DIRECTORS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s directors and executive officers. In addition, biographies of the Company’s directors and officers are also provided below, with the exception of Mr. Bayly and Mr. Smith, whose biographies are set forth in “Proposal 1 — Election of Directors” in this Proxy Statement.

Name	Age		Position
Sam K. Reed	69	(b)	Chief Executive Officer, President, and Chairman of the Board
George V. Bayly	73	(a)	Director
Diana S. Ferguson	52	(d)	Director
Dennis F. O’Brien	58	(b)	Director
Frank J. O’Connell	72	(c)	Director
Ann M. Sardini	66	(b)	Director
Gary D. Smith	73	(a)	Director
Terdema L. Ussery, II	57	(c)	Director
David B. Vermylen	65	(c)	Director, Senior Advisor, and Former President and Chief Operating Officer
Dennis F. Riordan	58		Executive Vice President and Chief Financial Officer
Christopher D. Sliva	52		Executive Vice President and Chief Operating Officer
Thomas E. O’Neill	60		Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Erik T. Kahler	50		Senior Vice President, Corporate Development
Rachel R. Bishop	42		Senior Vice President, Chief Strategy Officer
Lori G. Roberts	55		Senior Vice President, Human Resources

(a)	Mr. Bayly and Mr. Smith comprise a class of directors who are nominated for re-election at the Meeting.

(b)	Messrs. O’Brien and Reed and Ms. Sardini comprise a class of directors whose terms expire in 2017.

(c)	Messrs. O’Connell, Ussery and Vermylen comprise a class of directors whose terms expire in 2018.

(d)	Ms. Ferguson’s term expires in 2016 and she will not stand for re-election.

Current Directors

DIANA S. FERGUSON has served as a Director since January 2008. She has served as Principal of Scarlett Investments LLC since August 2013. From February 2010 to May 2011, Ms. Ferguson served as Chief Financial Officer of Chicago Public Schools. Previously, Ms. Ferguson served as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company, a maker of coffee products, from April 2008 to November 2008. Prior to joining Folgers, Ms. Ferguson served as Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc., a maker of table-top sweeteners and sweetened food products from April 2007 until March 2008. On January 6, 2009, Merisant Worldwide, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Laws. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation, from June 2006 to March 2007. She had previously served in a number of leadership positions at Sara Lee Corporation including Senior Vice President of Strategy and Corporate Development from February 2005 to June 2006, as well as Treasurer from January 2001 to February 2005. Earlier, she held treasury management positions at Fort James Corporation from 2000 to 2001, and Eaton Corporation from 1995 to 2000. She also served in various financial positions at Federal National Mortgage Association (Fannie Mae) from 1993 to 1995, the First National Bank of Chicago from 1989 to 1993, and IBM from 1985 to 1989. In addition to our Board, Ms. Ferguson serves on the board of directors of Frontier Communications and has previously served on the boards of directors of Integrys Energy Group and Franklin Electric Co., Inc. Ms. Ferguson holds a B.A. from Yale University and an M.B.A. from Northwestern University. Ms. Ferguson is a member of the Compensation Committee of our Board.

Ms. Ferguson has significant finance, acquisitions, and food industry expertise as evidenced by her leadership roles at Folgers, Merisant, and Sara Lee Corporation. Given her expertise and financial acumen, Ms. Ferguson has proven to be an important contributor to Board deliberations on financial, corporate, and strategic matters.

DENNIS F. O’BRIEN has served as a Director since August 2009. Mr. O’Brien is a partner of Gryphon Investors, Inc., a private equity firm, a position he has held since April 2008. Prior to joining Gryphon, Mr. O’Brien was the Chief Executive Officer of Penta Water Company, a maker of bottled water, from April 2007 to April 2008. On October 5, 2009, Penta Water Company, Inc. filed for bankruptcy under Chapter 11. Mr. O’Brien held a series of executive positions with ConAgra Foods, Inc., including President and Chief Operating Officer, Retail Products from 2004 to 2006, President and Chief Operating Officer, Grocery Foods from 2002 through 2004, Executive Vice President, Grocery Foods from 2001 to 2002 and President, ConAgra Store Brands from 2000 through 2001. In addition, Mr. O’Brien previously held executive and marketing positions at Armstrong World Industries, Campbell’s Soup Company, Nestle S.A. and Procter & Gamble. Mr. O’Brien holds a Bachelor of Science degree in marketing from the University of Connecticut. Mr. O’Brien previously sat on the audit committee of Senomyx, Inc.. Mr. O’Brien is a member of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee of our Board.

Mr. O’Brien provides insight and perspective on strategic, marketing and food industry matters stemming in part from his significant food industry experience.

FRANK J. O’CONNELL has served as a Director since June 2005. Mr. O’Connell currently serves as the General Partner of the Quincy Investment Pools LP, is a co-founder of Tuckerman Capital, a Private Equity firm, and serves on the board of Orthofeet, a portfolio company. Mr. O’Connell previously served as a senior partner of The Parthenon Group from June 2004 until May 2012. From November 2000 to June 2002, Mr. O’Connell served as President and Chief Executive Officer of Indian Motorcycle Corporation. From June 2002 to May 2004, Mr. O’Connell served as Chairman of Indian Motorcycle Corporation. Prior to Indian Motorcycle Corporation, from 1996 to 2000, Mr. O’Connell served as Chairman, President and Chief Executive Officer of Gibson Greetings, Inc. From 1991 to 1995, Mr. O’Connell served as President and Chief Operating Officer of Skybox International. Mr. O’Connell has previously served as President of Reebok Brands, North America, President of HBO Video and Senior Vice President of Mattel’s Electronics Division. Mr. O’Connell is the Non-Executive Chairman of Schylling Inc., a private company and is on the board of King Arthur Flour, an employee-owned corporation. Mr. O’Connell holds a B.A. and an M.B.A. from Cornell University. Mr. O’Connell is Chairman of the Audit Committee of our Board.

As an experienced financial and operational leader with companies in a variety of industries, Mr. O’Connell brings a broad understanding of the operating priorities across diverse industries while having an in-depth knowledge of the food industry to the board. Mr. O’Connell brings to the board a focus on shifting consumer behavior and its impact on product development. Mr. O’Connell’s experience leading organic and acquisition growth initiatives and as a strategic consultant to many companies has contributed significantly to our acquisition approach and extensive due diligence of food industry sectors and target companies.

SAM K. REED is the Chairman of our Board. Mr. Reed has served as our Chairman and Chief Executive Officer since January 27, 2005 and as President since July 1, 2011. Prior to joining us, Mr. Reed was a principal in TreeHouse LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to April 2002, Mr. Reed served as Vice Chairman of Kellogg Company. From January 1996 to March 2001, Mr. Reed served as the President and Chief Executive Officer, and as a director of Keebler Foods Company. Prior to joining Keebler, Mr. Reed served as Chief Executive Officer of Specialty Foods Corporation’s (unrelated to Dean Foods, as defined below) Western Bakery Group division from 1994 to 1995. Mr. Reed has also served as President and Chief Executive Officer of Mother’s Cake and Cookie Co. and has held Executive Vice President positions at Wyndham Bakery Products and Murray Bakery Products. In addition to our Board, Mr. Reed has previously served on the boards of directors of Weight Watchers International, Inc. and Tractor Supply Company. Mr. Reed holds a B.A. from Rice University and an M.B.A. from Stanford University.

We believe that as our Chairman and Chief Executive Officer, Mr. Reed has led a transformation of the Company focused on increasing value for customers and stockholders. With Mr. Reed’s broad experience and deep understanding of the Company and the food industry, and as Chief Executive Officer, he provides leadership and industry experience to the Board and to the Company.

ANN M. SARDINI has served as a Director since May 2008. Ms. Sardini is currently an independent advisor and consultant to early and mid-stage companies and private equity firms. From April 2001 to June 2012, when she retired from that position, Ms. Sardini served as the Chief Financial Officer of Weight Watchers International, Inc. She served as Chief Financial Officer of Vitamin Shoppe.com, Inc., a seller of vitamins and nutritional supplements, from September 1999 to December 2001, and from March 1995 to August 1999 she served as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop. In addition, Ms. Sardini has held finance positions at QVC, Inc., Chris Craft Industries, and the National Broadcasting Company. In addition to our Board, Ms. Sardini has served on the board of directors of Pier 1 Imports, Inc. since 2013 and currently chairs its Audit Committee, and since 2016, on the board of directors of Ideal Protein. In addition, Ms. Sardini currently serves since 2013 on the advisory board of LearnVest.com. Previously, Ms. Sardini has served on the boards of directors for Promise Project Fund for the City of New York from 2012 to 2015, Weight Watchers Danone China Ltd. from 2008 to 2010 and Veneca Inc. from 2005 to 2007. Ms. Sardini holds a B.A. from Boston College and an M.B.A from Simmons College Graduate School of Management. Ms. Sardini is our Lead Independent Director and a member of the Compensation Committee of our Board.

Ms. Sardini is a financial expert and transformation leader with over twenty (20) years of experience in senior financial management positions in branded media and consumer products companies, ranging in scope from multi-national to early stage start-up companies. She currently consults with companies and investors on business, strategic and operational matters. She provides independent guidance to the Board on a wide variety of general corporate and strategic matters based on her extensive executive experience, her financial experience as chief financial officer of a public company, and her broad operating business background.

TERDEMA L. USSERY has served as a Director since June 2005. Mr. Ussery was President and Chief Executive Officer of the Dallas Mavericks, a professional basketball team, a position he held from April 1997 to September, 2015, when he left to join Under Armour for a brief stint as President of Global Sports Categories. From September 2001 through June 2012, Mr. Ussery served as Chief Executive Officer of HDNet, a provider of high definition television programming. From 1993 to 1996, Mr. Ussery served as the President of Nike Sports Management. From 1991 to 1993, Mr. Ussery served as Commissioner of the Continental Basketball Association (the “CBA”). Prior to becoming Commissioner, Mr. Ussery served as Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. From 1987 to 1990, Mr. Ussery was an attorney at Morrison & Foerster LLP. In addition to our Board, Mr. Ussery currently serves on, or has previously served on, the boards of directors of The Timberland Company and Entrust, Inc. He also serves on the Advisory Board of Wingate Partners, LP and as Chairman of the Board of Commissioners of the Dallas Housing Authority. Mr. Ussery holds a B.A. from Princeton University, an M.P.A. from Harvard University, a J.D. from the University of California at Berkeley, and an M.A.R. from Yale University. Mr. Ussery is a member of the Nominating and Corporate Governance Committee and Audit Committee of our Board.

As the former President and CEO of the Dallas Mavericks and former CEO of HDNet, Mr. Ussery brings operating, management experience, leadership capabilities, financial knowledge and business acumen to the Board. Mr. Ussery’s experience on other boards adds significantly to governance, compensation and public relations matters.

DAVID B. VERMYLEN has served as a Director since August 2009. Mr. Vermylen has been a Senior Advisor to TreeHouse since July 1, 2011. Mr. Vermylen held the positions of President and Chief Operating Officer for TreeHouse, from January 2005 to July 2011. Prior to joining us, Mr. Vermylen was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to October 2002, Mr. Vermylen served as President and Chief Executive Officer of Keebler Foods, a division of Kellogg Company. Prior to becoming Chief Executive Officer of Keebler, Mr. Vermylen served as the President of Keebler Brands from January 1996 to February 2001. Mr. Vermylen served as the Chairman, President and Chief Executive Officer of Brother’s Gourmet Coffee, and Vice President of Marketing and Development and later President and Chief Executive Officer of Mother’s Cake and Cookie Co. His prior experience also includes three (3) years with the Fobes Group and fourteen (14) years with General Foods Corporation where he served in various marketing positions. In addition to our Board, Mr. Vermylen currently serves on or has previously served on the boards of directors of Aeropostale, Inc., Birds Eye Foods, Inc. and Brownie Brittle LLC. Mr. Vermylen holds a B.A. from Georgetown University and an M.B.A. from New York University.

Mr. Vermylen has a deep understanding of the Company, and he brings insight and knowledge from his executive experience at other companies in the food industry and service on public company boards.

Executive Officers

Dennis F. Riordan is our Executive Vice President and Chief Financial Officer. From January 3, 2006 to July 1, 2011 Mr. Riordan was Senior Vice President and Chief Financial Officer of the Company. Prior to joining us, Mr. Riordan was Senior Vice President and Chief Financial Officer of Océ-USA Holding, Inc., a manufacturer of printers and printing supplies and services, where he was responsible for the company’s financial activities in North America. Mr. Riordan joined Océ-USA, Inc. in 1997 as Vice President and Chief Financial Officer and was elevated to Chief Financial Officer of Océ-USA Holding, Inc. in 1999. In 2004, Mr. Riordan was named Senior Vice President and Chief Financial Officer and assumed the chairmanship of the company’s wholly owned subsidiaries Arkwright, Inc. and Océ Mexico de S.A. Prior to his employment with Océ-USA, Mr. Riordan held positions with Sunbeam Corporation, Wilson Sporting Goods and Coopers & Lybrand. Mr. Riordan has also served on the boards of directors of Océ-USA Holdings, Océ North America, Océ Business Services, Inc. and Arkwright, Inc., all of which are wholly owned subsidiaries of Océ NV. Mr. Riordan is a Certified Public Accountant and holds a B.A. from Cleveland State University.

Christopher D. Sliva is our Executive Vice President of TreeHouse Foods, Inc. and our President of Bay Valley Foods, LLC (“Bay Valley Foods”). Prior to joining us, Mr. Sliva held various positions for Dean Foods from March 2006 to June 2012, including Chief Commercial Officer for the Fresh Dairy Direct Business from February 2011 to June 2012, and President and Chief Operating Officer of the Dean Foods subsidiary, Morningstar, from December 2007 to February 2011. From 2006 to 2007, Mr. Sliva served as Chief Customer Officer for WhiteWave Foods. Mr. Sliva held various positions for Eastman Kodak Company between March 2000 and February 2006, including Vice President and General Manager, Consumer Printing from 2003 to 2006; Vice President of Sales, North American Consumer Division from 2001 to 2003; and, Vice President and General Manager, Kodak Retail Services from 2000 to 2001. Prior to his service at Eastman Kodak Company, Mr. Sliva held a variety of sales and marketing positions for Fort James Corporation from 1992 to 2000, and for Procter and Gamble Distributing Company from 1985 to 1992. Mr. Sliva holds a B.A. degree from Washington University.

Thomas E. O’Neill is our Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary. From January 27, 2005 to July 1, 2011, Mr. O’Neill was Senior Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary of the Company. Prior to joining us, Mr. O’Neill was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From February 2000 to March 2001, he served as Senior Vice President, Secretary and General Counsel of Keebler Foods Company. He previously served at Keebler as Vice President, Secretary and General Counsel from December 1996 to February 2000. Prior to joining Keebler, Mr. O’Neill served as Vice President and Division Counsel for the Worldwide Beverage Division of the Quaker Oats Company from December 1994 to December 1996; Vice President and Division Counsel of the Gatorade Worldwide Division of the Quaker Oats Company from 1991 to 1994; and Corporate Counsel at Quaker Oats from 1985 to 1991. Prior to joining Quaker Oats, Mr. O’Neill was an attorney at Winston & Strawn LLP. In 1991, Mr. O’Neill completed the Program for Management Development at Harvard Business School. Mr. O’Neill holds a B.A. and J.D. from the University of Notre Dame.

Lori G. Roberts is our Senior Vice President of Human Resources. Lori joined TreeHouse in January 2015. Prior to joining TreeHouse, Ms. Roberts was Vice President and Chief Human Resources Officer at TMK Ipsco, Inc. from May 2010 to March 2013. From February 2007 to December 2009, Ms. Roberts was Vice President Human Resources at Claymore Group, Inc. Ms. Roberts was not employed between March 2013 and December 2014 and between January 2010 and April 2010. She previously held senior level human resources roles at Pliant Corporation, Wallace Computer Services, Inc. and Cummins Inc. Ms. Roberts holds a B.S. and an M.A. from Indiana University.

Erik T. Kahler is our Senior Vice President Corporate Development. Prior to joining TreeHouse, Mr. Kahler served as Managing Director of Dresdner Kleinwort Securities, LLC, a full service global investment bank for public and private companies, from May 2004 to October 2006. From November 1997 to July 2003, Mr. Kahler held senior investment banking leadership roles at Citigroup, Inc., as Director — Mergers and Acquisitions Citigroup Global Markets Holdings Inc. and at Wasserstein Perella & Company, Inc., where he was Vice

President — Mergers and Acquisitions. Prior to joining Wasserstein Perella, Mr. Kahler worked for Ernst & Young and CIBC in various financial advisory roles. Mr. Kahler holds a B.A. from Colorado College and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Rachel R. Bishop is our Senior Vice President and Chief Strategy Officer. Prior to joining TreeHouse, Ms. Bishop was at the Walgreen Company from 2009 where she was most recently Group Vice President, Retail Strategy. From 2001-2009 Ms. Bishop was at McKinsey & Company, where she worked with consumer businesses on a broad range of sales, marketing, and operational topics with a focus on growth strategy development and implementation. Ms. Bishop earned a Ph.D. in Materials Science and Engineering with a minor in technology management from Northwestern University, where she was a National Science Foundation fellowship recipient and graduate fellow at GE Research & Development Center. She holds B.S. degrees in Materials Science and Engineering and in Geophysics from Brown University.

Compensation Risk Assessment

Senior human resource executives of the Company and the Compensation Committee consultant have conducted a risk assessment of our employee compensation programs, including our executive compensation programs. The Compensation Committee and its consultant reviewed and discussed the findings of the assessment and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our Company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Compensation Committee considered the attributes of our programs in 2015, including:

•	The appropriate compensation mix between fixed (base salary) and variable (annual and long-term incentive) pay opportunities;

•	The assessment of fixed, variable, and total direct compensation pay opportunities with market data and market practices for the NEOs;

•	The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;

•	Performance metrics that are tied to key Company measures of short and long-term performance;

•	The alignment of the timing of the achievement and realization of income from annual and long-term incentive performance and payouts from these plans;

•	Stretch yet achievable performance targets in the annual and long-term incentive plans; and

•	The mix of long-term incentive vehicles that encourage value creation, retention, and stock price appreciation.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for NEOs. This section also includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

Since the Company’s inception in 2005, our overriding compensation philosophy, goals and objectives for executive compensation programs have been:

•	To attract, motivate and retain superior leadership talent for the Company;

•

To closely link NEO compensation to our performance goals with particular emphasis on rapid growth, operational excellence and acquisitions through attractive annual incentive opportunities based on stretch targets;

•	To support business strategies, plans and initiatives that drive superior long-term value for stockholders;

•	To link pay to performance by providing a significant majority of NEOs’ total compensation opportunity in variable or “pay at risk” compensation programs (annual and long-term incentive plans); and

•

To align our NEOs’ financial interests with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

Our Compensation Aligns to Business Results

Our Compensation Committee is committed to the principle of aligning actual compensation received by our executives to the business results of the Company. Our performance goals require significant effort to obtain target and we hold our executives accountable to those objectives. Our Compensation Committee has never exercised discretion in determining final payouts of incentives. As seen in the chart below, over eight years, our annual cash incentive payouts have varied widely from year-to-year, depending upon the Company’s performance against its annual cash flow and operating net income targets (as described in the Components of Compensation section).

In addition to the annual incentive plan, the Compensation Committee provides a portion of long term incentive (“LTI”) compensation to senior executives in the form of Performance Units or Cash LTIP awards. These LTI awards were first granted in 2008 and are paid on the 3rd anniversary of the grant date. Awards granted in 2009 through 2011 were in the form of cash; with all other years being Performance Units. The Company plans to continue using Performance Units as the primary method of delivering these awards. The following chart shows the variability of the amounts earned associated with these LTI awards over the past five years, each year representing the culmination of the two and a half year performance cycle.

While the Compensation Committee targets a specific level of total compensation to each NEO based on competitive pay practices and their individual skill and experience, the actual compensation received by each executive is determined by the financial and stock price performance of the Company. The charts below show the Company’s total shareholder return and operating net income growth on a one year and three year basis, highlighting the alignment of our financial results and shareholder value.

Compensation Process Overview

Below we highlight certain executive compensation practices that we consider instrumental in driving Company performance while mitigating risk, as well as practices that we avoid because we do not believe they would serve the interest of the shareholders.

WHAT WE DO	WHAT WE DO NOT DO
✓ Maintain a pay mix that is majority performance-based.	× Backdate stock options.

✓ Fully disclose the financial performance drivers used in our incentives, in numeric terms.	× Reprice stock options without shareholder approval.

✓ Use different performance metrics in the annual incentive and long-term incentive plan, to avoid heavy reliance on one definition of success (see “Components of Compensation” section).	× Permit hedging transactions or short sales by executives or directors.

✓ Maintain stock ownership guidelines for executives.	× Permit pledging or holding company stock in a margin account by executives or directors.

✓ Require double trigger vesting for cash severance payments in the executive severance policy.	× Maintain excise tax gross-up provisions for executives.

✓ Retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee.	× We do not have a “poison pill” take-over defense plan.

✓ Hold Compensation Committee executive sessions without management present.

✓ Maintain an incentive recoupment, or “claw back” policy.

✓ Allow stockholders the right to call special meetings via majority voting.

✓ Beginning in 2017, the Company intends to transition from a June equity award to a first quarter award and measure future performance awards on a 36 month performance period.

Summary of 2015 Executive Compensation Program

The following table provides an overview of TreeHouse compensation programs granted in 2015 and program objectives for our NEOs.

Program	Descriptions	Program Objectives
Annual Cash Compensation
Base Salary	Fixed cash compensation based on size and scope of individual’s role and level of performance	• Retain & attract talented executives • Motivate individual contribution
Annual Cash Incentive Plan	Target annual incentive awards are expressed as a percent of base salary, are payable in cash, with payouts that range from 0%-200% of target depending on Company performance	• Drive performance on Operating Net Income & Cash Flow • Encourage collaboration across teams and business units
Long Term Incentive Compensation
Stock Options	Equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 37.5% of grant value for NEOs in 2015	• Drive long-term share price appreciation • Increase stock ownership & alignment with stockholders
Performance Units	Performance-based, overlapping 2 1/2 year performance cycle, running from 7/1/15 - 12/31/17; represented 37.5% of grant value for NEOs in 2015	• Retain talented executives • Drive long-term performance on Operating Net Income*
Restricted Stock Units	Time-based equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 25% of grant value for NEOs in 2015	• Retain talented executives • Increase stock ownership & alignment with stockholders

*	See 2015 LTI grant section for a more detailed definition of Operating Net Income for the performance units.

Total Compensation Pay Mix and Pay-for-Performance

We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the long-term results of the Company. In addition, it is important that a significant portion of NEO pay be tied to incentive compensation to reinforce our pay-for-performance compensation philosophy.

In 2015, at target, NEOs received 43%-69% of their total compensation opportunity awarded through long-term incentive awards. In addition, NEOs received 14%-21% of their total compensation opportunity in the form of the annual incentive award. In total, approximately 78% of NEOs’ total direct compensation opportunity, on average, is delivered in the form of incentive compensation, which supports our pay-for-performance compensation philosophy.

Total Compensation Pay Mix of NEOs in 2015 (Opportunity at Target)

			% Long-Term
Executives	% Base Salary	% Annual Incentive	Incentive
Sam K. Reed	16%	15%	69%
Dennis F. Riordan	25%	18%	57%
Christopher D. Sliva	28%	20%	52%
Thomas E. O’Neill	28%	19%	53%
Harry J. Walsh[1]	20%	14%	66%
Alan T. Gambrel	26%	15%	59%
Rachel Bishop	36%	21%	43%

1)	Retired in August 2015

Setting executive pay is a two-part process. First, we benchmark pay against similarly sized companies using a compensation comparator group (the “Compensation Comparator Group”). Second, we set our performance objectives based on food and beverage focused companies included in our performance comparator group (“Performance Comparator Group”). We work with the Compensation Committee’s consultant, Meridian, to review our compensation programs to ensure competitiveness and benchmark these programs (on a size-adjusted basis) with companies with whom we compete for our management talent. We use benchmark data as one of the many factors to determine the competitive positioning of each executive. The Compensation Committee does not target a specific percentile of market but rather reviews both 50th and 75th percentile competitive levels and determines each named executive officer’s pay levels based upon a number of factors including: performance, experience, skills, the nature of their role within TreeHouse and competitive benchmark information. These companies consist of competitors in one or more of our product categories and other similar companies in the private label and general food and beverage industry and form TreeHouse’s compensation comparator group. The 2015 Compensation Comparator Group is as follows:

Company[1]	2014 Annual Revenues	March 28, 2014 Market Capitalization	Total CEO Compensation
		(In millions)
HORMEL FOODS CORP	$9,316	$12,789	$7.3
HERSHEY CO	$7,422	$16,123	$8.5
INGREDION INC	$5,998	$4,819	$7.9
SMUCKER (JM) CO	$5,693	$11,546	$4.5
KEURIG GREEN MOUNTAIN INC	$4,708	$16,134	$7.1
MCCORMICK & CO. INC.	$4,243	$8,294	$5.9
FLOWERS FOODS INC.	$3,749	$4,455	$2.7
WHITEWAVE FOODS CO	$3,437	$4,905	$8.1
SANDERSON FARMS INC.	$2,775	$1,730	$6.0
PINNACLE FOODS INC.	$2,591	$3,445	$4.2
POST HOLDINGS INC..	$2,411	$3,305	$4.8
HAIN CELESTIAL GROUP INC	$2,154	$4,605	$9.4
COTT CORP QUE.	$2,103	$927	$3.6
SNYDERS-LANCE INC	$1,621	$1,960	$3.0
LANCASTER COLONY CORP	$1,041	$2,672	$1.5
PEER GROUP MEDIAN	$3,437	$4,605	$5.9
PEER GROUP AVERAGE	$3,951	$6,514	$5.6
TREEHOUSE FOODS INC	$2,946	$3,079	$6.4

1)	The 2015 Compensation Comparator Group was modified from the prior year to exclude Hillshire Brands Co as it was acquired by Tyson Foods.

In addition to the Compensation Comparator Group, Meridian provides survey data for other companies of similar size to the Company from both general industry and the packaged foods sector. We believe that this additional information broadens our awareness of the practices of companies with whom we compete for management talent. Meridian then uses a combination of these sources to help us determine appropriate salary levels, annual incentive target percentages and metrics used in the annual incentive plan, and appropriate long-term incentive plan design, including grant values for our Named Executive Officers. The Compensation Committee also considers recommendations from the Company’s Chief Executive Officer regarding salary, annual incentive and long-term incentive awards for senior executives other than the Chief Executive Officer.

Once NEO total compensation opportunities have been determined using the above-mentioned executive compensation data sources, we set performance objectives for our management team with respect to long-term incentives based on a review of our initial budgets and a broader food and beverage-focused Performance Comparator Group. We use actual and expected performance of the Performance Comparator Group in setting performance targets for the Company that exceed the expected performance of this group. We believe this provides a clear and objective way of ensuring our management team’s compensation and incentives are aligned with stockholder interests. There is considerable overlap between our Compensation Comparator Group used for benchmarking and our Performance Comparator Group used to set performance goals. However, some differences exist as our Performance Comparator Group includes companies of varying size who are competitors of the Company while not all of these companies would be appropriate for benchmarking compensation.

The following companies are included in our Performance Comparator Group*:

B&G Foods, Inc.	Flowers Foods, Inc.	Lancaster Colony Corp
Campbell Soup Co.	General Mills, Inc.	McCormick & Co. Inc.
ConAgra Foods Inc.	Hain Celestial Group, Inc.	Pinnacle Foods Inc.
Cott Corp	J&J Snack Foods Corp.	Post Holdings, Inc.
Dean Foods	JM Smucker Co.	Snyders-Lance, Inc.
Farmer Bros. Inc.	Kellogg Co.

*	We removed Archer Daniels Midland Co., Ingredion, Kraft Food Group and The Hillshire Brands Company from our Performance Comparator Group, and added Cott Corp., Pinnacle Foods, Inc. and Post Holdings, Inc.

Role of 2015 Advisory Approval of Executive Compensation in the Compensation Setting Process

The Compensation Committee reviewed the results of the 2015 stockholder advisory approval of NEO compensation and incorporated the results as one of many factors considered in connection with the discharge of its responsibilities. A substantial majority of our stockholders at the 2015 Annual Meeting approved the compensation program described in our 2015 proxy statement. The Compensation Committee did not implement any material changes to our executive compensation program as a direct result of the 2015 stockholder advisory approval of NEO compensation.

Components of Compensation

There are three primary components to our management compensation program: base salary, annual cash incentive and long-term incentive compensation. The Compensation Committee sets total compensation of each individual executive based on their unique skills, experience and performance. We seek to have each of the pay components at levels that are competitive with our Compensation Comparator Group. The Company continues to assess the competitive position of each of our components of compensation in relation to our competitors.

Base Salary:    For 2015, we increased the salaries for the executive officers (including NEOs) by 2.7%, effective March 1, 2015, after evaluating market data from several leading survey sources (including Meridian and Mercer).

Annual Cash Incentive Plan:    The annual cash incentive for all NEOs is based on attaining specific annual operating net income targets determined by the Board, as adjusted positively or negatively for unusual items, and cash flow targets. The operating net income measure was selected because it aligns with, and helps drive our profitable growth strategy. The operating cash flow measure has been chosen because substantive positive cash flow enables us to pay down debt and help fund our “growth through acquisition” strategy.

For all NEOs in 2015, 80% of the potential incentive was tied to the achievement of an operating net income target of approximately $169 million (based on the Company’s budgeted operating net income established by the Compensation Committee). The remaining 20% of the potential incentive was tied to the achievement of an operating cash flow target of approximately $220 million. We do not otherwise use discretion in determining the amount of incentive compensation paid to NEOs. We consider the market expectations of our stock in the following fiscal year and year-over-year internal stretch goals, in setting our budget with targets reflecting performance that exceeds the expected performance of our Performance Comparator Group. In establishing goals, the Compensation Committee strives to ensure that the targets are consistent with the strategic goals set by the Board, and that the goals set are sufficiently ambitious so as to provide meaningful results, but with an opportunity to exceed targets if performance exceeds expectations. We believe the annual incentive plan keeps management focused on attaining strong near term financial performance. The 2015 annual incentive opportunity for the NEOs was awarded as follows:

		Minimum	Target	Maximum	Actual
Sam K. Reed	Chairman, Chief Executive Officer, and President	$0	$1,014,000	$2,028,000	$75,266
Dennis F. Riordan	Executive Vice President and Chief Financial Officer	$0	$ 369,600	$ 739,200	$27,434
Christopher D. Sliva	Executive Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC	$0	$ 379,400	$ 758,800	$28,162
Thomas E. O’Neill	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	$0	$ 331,800	$ 663,600	$24,629
Rachel Bishop	Senior Vice President, Strategy	$0	$ 246,600	$ 493,200	$18,304
Harry J. Walsh	Former Executive Vice President, Acquisitions Integration	$0	$ 192,444	$ 384,888	$14,285
Alan T. Gambrel	Former Senior Vice President, Human Resources	$0	$ 190,950	$ 381,900	$14,174

NEOs begin to earn payouts under the plan upon achievement of 90% of the targets ratably up to the achievement of targeted payment upon the full achievement of 100% of the targets. In addition, a NEO can earn 200% of the targeted payment if 110% or more of the targets are achieved. In 2015, after adjusting for unusual items, we attained approximately $140 million in operating net income or 82.5% of the operating net income target, which provided a payout of 0% on this performance measure. In 2015, TreeHouse achieved approximately $206 million of the operating cash flow or 93.7% of the cash flow target which resulted in a 37.1% of target payment on this performance measure. On a combined basis, approximately 7.4% of the target was earned. The actual amounts listed in the table above are included in the summary compensation table.

Long-Term Incentive Compensation:      The long-term incentive compensation program was established to ensure that our senior management team is focused on long-term growth, profitability, and value creation. We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the longer-term results of our Company. We accomplish this through five primary programs, the use of which has varied over the years:

•	Stock Options

•	Restricted Stock

•	Restricted Stock Units

•	Performance Units

•	Cash Long-Term Incentive Plan

2015 Long-Term Incentive Grant

The Compensation Committee reviews the long-term incentive (“LTI”) plan on an annual basis. In determining the target LTI award opportunity for 2015, the Compensation Committee considers the overall total compensation positioning of each executive relative to our Compensation Comparator Group, the individual performance of each NEO and the past annual LTI target opportunity provided. The Committee believes the 2015 target LTI opportunities provide a competitive value that aligns each executive’s long-term compensation opportunities with the interest of shareholders. The LTI plan designs of our Compensation Comparator Group were carefully considered for prevalence and mix of long-term incentive vehicles utilized in their programs. Balancing the needs of our business strategy, market practices, and share availability, an LTI plan was designed, approved, and implemented. Each year, the Compensation Committee, with the assistance of Meridian, reviews the design of the LTI plan and makes revisions if necessary.

Our 2015 LTI award was granted in June, however, beginning in 2017, the Compensation Committee intends to transition from a June award date for long-term incentive (“LTI”) awards, to a first quarter award date. A first quarter LTI grant date will better align with our business operating cycle and will allow us to measure future performance units on a 36-month performance period rather than our current 30-month period. Moving our grant date also helps to align our grant practices with industry standards. We do not expect this change to have any impact on our overall objectives or compensation philosophy.

•

For NEOs, TreeHouse and Bay Valley Foods Vice Presidents, and Bay Valley Foods Senior Vice Presidents, we utilized three LTI vehicles to deliver the appropriate value: non-qualified stock options, restricted stock units and performance units.

•

Stock Options: The non-qualified stock options vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 37.5% of the LTI grant value.

•

Restricted Stock Units: The restricted stock units vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 25% of the LTI grant value.

•

Performance Units: Performance units are earned based on achieving operating net income goals in each of the performance periods. Performance is measured over three consecutive periods for each award: a six-month period beginning on the date of grant through the end of the calendar year, and two 12-month periods for each successive calendar year. Each performance unit grant is also subject to a cumulative 30-month performance period that can impact the overall payout of the award. The number of units that will be earned is based on the level of achievement relative to the targets. There is no payout below 80% achievement, and payout is capped at 200% of target if achievement meets or exceeds 120% of the operating net income target. The performance units are converted to stock or cash at the discretion of the Compensation Committee on the third anniversary of the date of grant. The Company expects the performance units to be settled in stock and has the shares available to do so.

The operating net income measure used in the performance units (as the performance measure) is substantially different than the metric used in the annual incentive plan, as the targets used are based on long term market expectations of our stock (over a 2 1/2 year performance period) that incorporate future acquisition growth, whereas the measure used in the annual incentive plan only considers organic growth (over a one year period). The target growth measures are based on an analysis of growth expectations of our company and those of our Performance Comparator Group. The selected growth metric represents a stretch goal that is only achievable through the combination of long-term strategic decisions and operating efficiencies. Payouts of these awards have varied over the years and have ranged from 17% to 200%.

The 2015 performance unit grant represents 37.5% of the 2015 LTI grant value. The performance periods of the 2015 performance units are as follows: July 1, 2015 through December 31 2015; calendar year 2016; calendar year 2017; and the cumulative period July 1, 2015 through December 31, 2017.

For the performance period July 1, 2015 through December 31, 2015, the operating net income target was approximately $115 million. The operating net income targets for calendar years 2016, 2017 and the cumulative performance period are 113.3% of calendar year 2015 operating net income budget, 113.3% of the calendar year 2016 target, and the sum of the three target amounts, respectively.

•	For TreeHouse and Bay Valley Foods senior director level leaders, we delivered the LTI value using two vehicles: stock options and restricted stock units.

•

Stock Options: The non-qualified stock options vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 37.5% of the LTI grant value.

•

Restricted Stock Units: The restricted stock units vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 62.5% of the LTI grant value.

•

For all other eligible participants, the LTI value was delivered through the granting of restricted stock units that vest ratably over a three year period, subject to the grantee’s continued employment at TreeHouse, beginning on the first anniversary of the grant date.

2013 Long-Term Incentive Grant

The performance periods for the performance unit awards granted on June 27, 2013 ended on December 31, 2015 and will be converted to stock upon approval of the Compensation Committee in April 2016. The conversion will take place on the third anniversary of the grant date. The table below demonstrates the calculation used to determine the number of performance units earned in each period.

If the Percentage of Target Earned is 100% or greater	((Percentage of Target Earned – 100%)*5) + 100%
If the Percentage of Target is less than 100% but greater or equal to 80%	((Percentage of Target Earned – 80%)*2.5) + 50%
If the Percentage of Target is less than 80%	No Performance Units are earned

The table below outlines the operating net income targets for each of the performance periods, as well as the actual performance and payout achieved.

	Operating Net Income Target	Actual Operating Net Income Achieved	Percentage of Target Earned	Payout Earned*
7/1/2013 – 12/31/2013	$63,612	$67,431	106.0%	130.0%
1/1/2014 – 12/31/2014	$126,905	$141,874	111.8%	159.0%
1/1/2015 – 12/31/2015	$139,596	$139,690	100.1%	100.3%
Cumulative	$330,113	$348,995	105.7%	129.8%[1]

*	Capped at 200%

1)	Blended payout percentage for the three tranches associated with the 2013 incentive grant awards.

Stock Ownership and Holding Policies

Since the Company’s inception in 2005, we have maintained a strong stock ownership culture at TreeHouse, with our NEO stock positions traditionally exceeding stock ownership guidelines at nearly all Fortune 500 companies. In addition, the NEO team beneficially owns approximately 3.1% of TreeHouse shares outstanding as of February 26, 2016.

Consistent with prevalent and best practices at publicly traded companies, in February 2012, we adopted formal stock ownership guidelines for our corporate officers. These guidelines provide that our officers must achieve, within five years of reaching officer status, specified stock ownership levels based on a multiple of such officer’s base salary. Shares of stock owned outright or through a trust, restricted stock and restricted stock units count towards fulfillment of the guidelines. The required stock ownership levels that must be attained by our corporate officers within the five-year period are as follows:

Required Share
Position	Ownership Level
Chief Executive Officer	5X of Base Salary
Other Named Executive Officers	3X of Base Salary
Other Senior Vice Presidents	2X of Base Salary

All of our corporate officers are currently in compliance with these guidelines with the exception of Ms. Bishop and Ms. Roberts, who recently joined TreeHouse Foods, Inc. in May 2014 and January 2015, respectively.

Based on the practice of significant stock ownership at TreeHouse and desire to give freedom of choice, we do not have equity holding policies for employees upon the exercise of stock options and the vesting of performance units or restricted stock units.

General Compensation Matters

All matters of our executive compensation programs are reviewed and approved by the Compensation Committee of the Board. This includes approving both the amounts of compensation and the timing of all grants. The Compensation Committee is given full access to its compensation expert, and has elected to use Meridian to provide consulting services with respect to the Company’s executive compensation practices including salary, bonus, perquisites, equity incentive awards, deferred compensation and other matters. The Compensation Committee regularly meets with Meridian representatives without the presence of Company management.

More details regarding the employment agreements of our management investors are summarized below.

Executive Perquisites:    TreeHouse annually reviews the Company’s practices for executive perquisites with the assistance of Meridian. We believe that the market trend is moving toward a cash allowance in lieu of various specific executive benefits such as automobile plans, financial planning consulting or club fees. We have granted an annual allowance of $25,000 to Mr. Reed and $10,000 to all other NEOs to cover these types of benefits. This approach reduces the administrative burden of such programs and satisfies the desire to target market practices. These allowances are not included as eligible compensation for bonus or other purposes, and do not represent a significant portion of the executive’s total compensation. Our Board has also adopted policies regarding the personal use of the Company-owned aircrafts by our NEOs. Generally, personal use is permitted, subject to availability. Personal use of the Company aircrafts is principally utilized by our Chief Executive Officer. Personal use by other NEOs is infrequent. We calculate compensation for personal use based on the incremental costs of operating the aircrafts. The largest single component of this cost is fuel. The 2015 Summary Compensation Table beginning on page 31 of this Proxy Statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

Equity Plan Share Reservation:    Under the TreeHouse Foods, Inc. Equity and Incentive Plan we have sufficient shares available for projected 2016 and 2017 LTI awards. Based on current projections, we will likely seek shareholder approval in next year’s 2017 proxy for additional shares under the plan to allow for future awards.

Deferred Compensation Plan:    Our Deferred Compensation Plan allows certain employees, including the NEOs, to defer receipt of salary and/or bonus payments. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the plan. We do not “match” amounts that are deferred by employees in the Deferred Compensation Plan. However, to the extent that employees in the Deferred Compensation Plan have their match in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan, the lost match would be credited instead to the Deferred Compensation Plan.

Distributions are paid either upon termination of employment or at a specified date (at least two years after the original deferral) in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of eligible salary and bonus payments. The Deferred Compensation Plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts when due. When such payments are due to employees, the cash will be distributed from our general assets.

We provide deferred compensation to permit our employees to save for retirement on a tax-deferred basis. The Deferred Compensation Plan permits them to do this while also receiving investment returns on deferred amounts, as described above. We believe this is important as a retention and recruitment tool, as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Employment Agreements:    We have entered into employment agreements with Messrs. Reed, O’Neill, Riordan and Sliva. All other executive officers are covered by the TreeHouse Foods, Inc. Executive Severance Plan (“Severance Plan”). These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. The agreements also provide for benefits upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2015, is found under the heading “Potential Payments Upon Termination Or Change In Control.”

We believe these severance programs are an important part of our overall compensation arrangements for our NEOs. We also believe these agreements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, without concern for their own continued employment. We also believe it is in the best interest of our stockholders to have a plan in place that will allow management to pursue all alternatives for the Company without undue concern for their own financial security. We also believe these agreements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees. We have received consulting services from Meridian with regard to market practices in an evaluation of severance programs.

401(k) Savings Plan:    Under the TreeHouse Foods Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, Company employees, including our NEOs, may contribute up to 80% of regular earnings on a before-tax basis into their Savings Plan accounts (subject to IRS limits). Total contributions may not exceed 80% of eligible compensation. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their eligible compensation and fifty cents for each additional dollar contributed on the next 2% of their eligible compensation. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions established by the IRS.

Recoupment Policy:    We have adopted a recoupment (“clawback”) policy effective for all cash and equity based incentive awards granted on or after January 1, 2014. The policy applies to all our employees at or above the Vice President level (which includes our NEOs) and is administered by our Compensation Committee. Under the policy, if the Company is required to restate its financial statements due to material noncompliance with its financial reporting requirements under securities laws and a covered individual is determined to have knowingly and willfully engaged in conduct which was a material factor in such restatement, the Compensation Committee may seek reimbursement of any excess compensation from any cash and equity based awards granted to such covered individual in the preceding 3 years (or preceding 12 months in the case of recoupment of proceeds from the sale of shares pursuant to stock options or restricted stock units).

Tax Treatment of Executive Compensation:    Section 162(m) of the Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million for the Chief Executive Officer of the Company and each of the three next most highly compensated executive officers (other than the Chief Financial Officer). The TreeHouse Foods, Inc. Equity and Incentive Plan is designed to allow us to grant awards that may qualify for the performance-based exception to the Section 162(m) deductibility limit. Many of our key incentive programs are linked to the financial performance of the Company, and, therefore, we believe that we will preserve the deductibility of these executive compensation payments. However, deductibility of executive compensation is only one important factor considered by the Compensation Committee when determining compensation and the Compensation Committee retains the flexibility to award compensation that is not intended to meet the performance-based compensation exception or that may exceed the limitation on deductibility under Section 162(m) when it believes it is in the Company’s and stockholders’ best interests.

EXECUTIVE COMPENSATION

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer, three other most highly compensated officers and two former executive officers during 2015 as well as certain other compensation information for NEOs during the years indicated.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Grant Date Fair Market Value of Stock Awards ($)(d)	Grant Date Fair Market Value of Options ($)(e)	All Other Compensation ($)(f)	Total ($)
Sam K. Reed	2015	1,009,500	0	75,266	3,349,570	1,900,418	144,228	6,478,982
Chief Executive Officer	2014	982,667	0	633,107	2,997,473	1,618,656	170,699	6,402,602
and President	2013	956,833	0	1,447,127	2,616,370	1,413,172	197,434	6,630,936
Dennis F. Riordan	2015	525,667	0	27,434	892,710	506,837	27,682	1,980,330
Executive Vice President	2014	511,667	0	230,792	824,465	445,096	21,708	2,033,728
and Chief Financial Officer	2013	478,868	0	509,845	697,963	376,873	30,236	2,093,785
Christopher D. Sliva	2015	539,667	0	28,162	818,699	464,454	21,978	1,872,960
Executive Vice President	2014	525,667	0	237,079	749,369	404,780	21,744	1,938,639
of TreeHouse Foods, Inc.	2013	511,667	0	476,875	628,035	339,227	23,228	1,979,032
and President of Bay
Valley Foods, LLC
Thomas E. O’Neill	2015	472,000	0	24,629	669,914	380,128	21,805	1,568,476
Executive Vice President,	2014	460,000	0	207,444	674,271	364,232	21,576	1,727,523
General Counsel and Chief	2013	448,000	0	463,456	558,107	301,376	28,057	1,798,996
Administrative Officer
Rachel Bishop (g)	2015	409,167	0	18,304	379,211	211,255	16,583	1,034,520
Senior Vice President,	2014	235,821	465,627	153,947	955,850	202,274	10,596	2,024,115
Strategy
Harry J. Walsh (h)	2015	274,920	0	14,285	669,914	380,128	104,213	1,443,460
Former Executive Vice	2014	460,000	0	207,444	674,271	364,232	26,294	1,732,241
President, Acquisitions	2013	448,000	0	463,456	558,107	301,376	34,052	1,804,991
Integration
Alan T. Gambrel (i)	2015	316,417	0	14,174	543,256	308,318	21,194	1,203,359
Former Senior Vice President, Human Resources

a)	This amount represents employee wages earned during the year.

b)	This amount represents a new hire cash bonus payment to Rachel Bishop.

c)	The amounts in this column are payments made under our Annual Incentive Plan (“AIP”).

d)	The awards shown in this column include performance units and restricted stock unit grants under the TreeHouse Foods, Inc. Equity and Incentive Plan in 2013, 2014 and 2015. The amounts listed above are based on the grant date fair market value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As it relates to the performance units granted in 2015, Mr. Reed was granted 26,340 units with a grant date fair value of $2,009,742, Mr. Riordan was granted 7,020 units with a grant value of $535,626, Mr. Sliva was granted 6,440 units with a grant date fair value of $491,372, and Messrs. O’Neill and Walsh each were each granted 5,270 units, with a grant date fair value of $402,101. Mr. Gambrel was granted 4,270 units with a grant date fair value of $325,801. Ms. Bishop was granted 2,930 units with a grant date fair value of $223,559. As each of the performance units provide a maximum achievement equal to 200% of the initial grant, Mr. Reed has the opportunity to earn up to 52,680 units with a grant date fair value of $4,019,484, Mr. Riordan has the opportunity to earn up to 14,040 units with a grant date fair value of $1,071,252, Mr. Sliva could earn up to 12,880 units with a grant date fair value of $982,744, and Messrs. O’Neill and Walsh each may earn up to 10,540 units, with a grant date fair value of $804,202. Ms. Bishop has the opportunity to earn up to 5,860 awards with a grant date fair value of $447,118. Mr. Gambrel has the opportunity to earn up to 8,540 awards with a grant date fair value of $651,602.

e)	The awards shown in this column include stock options granted in 2015, 2014, and 2013 based on the grant date fair market value of the awards computed in accordance with FASB ASC Topic 718.

f)	The amounts shown in this column include matching contributions under the Company’s 401(k) plan, cash payments in lieu of perquisites, personal use of the Company’s corporate aircraft, life insurance premiums and Harry J. Walsh’s consulting agreement.

g)	Ms. Bishop’s base salary and target incentive were prorated for 2014 based on a May 2014 hire date. Ms. Bishop also received a one-time new hire long-term incentive award in May 2014 as detailed in the 2014 Grant of Plan Based Awards table.

h)	Mr. Walsh retired from the Company effective August 1, 2015. He remains involved with the Company in a consulting role.

i)	Mr. Gambrel reduced his time commitment to the Company and stepped down as Senior Vice President of Human Resources effective August 1, 2015. Mr. Gambrel is expected to remain with the Company through mid-2016.

Details Behind All Other Compensation Columns

Name	Registrant Defined Contribution $	Cash Payment in Lieu of Perquisites $	Aircraft Usage $	Life Insurance $	Consulting Fees $	Total $
Sam K. Reed	10,600	25,000	106,079	2,549	0	144,228
Dennis F. Riordan	10,600	10,000	5,740	1,342	0	27,682
Christopher D. Sliva	10,600	10,000	0	1,378	0	21,978
Thomas E. O’Neill	10,600	10,000	0	1,205	0	21,805
Rachel Bishop	5,538	10,000	0	1,045	0	16,583
Harry J. Walsh	10,600	10,000	0	700	82,913	104,213
Alan T. Gambrel	10,600	10,000	0	594	0	21,194

2015 Grants of Plan Based Awards

The following table sets forth annual and long-term compensation for the Company’s NEOs during 2015.

2015 Grants of Plan Based Awards

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target (#)(a)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Maximum (#)(a)	Estimate Future Payouts Under Equity Incentive Plan Awards: Threshold (#)(b)	Estimate Future Payouts Under Equity Incentive Plan Awards: Target (#)(b)	Estimated Future Payouts Under Equity Incentive Plan Awards: Maximum (#)(b)	All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(d)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(e)
Sam K. Reed	AIP	1/1/2015	1,014,000	2,028,000	0	0	0	0	0	0	0
	PSU	6/26/2015	0	0	13,170	26,340	52,680	0	0	0	2,009,742
	RSU	6/26/2015	0	0	0	0	0	17,560	0	0	1,339,828
	Options	6/26/2015	0	0	0	0	0	0	86,540	76.30	1,900,418
Dennis F. Riordan	AIP	1/1/2015	369,600	739,200	0	0	0	0	0	0	0
	PSU	6/26/2015	0	0	3,510	7,020	14,040	0	0	0	535,626
	RSU	6/26/2015	0	0	0	0	0	4,680	0	0	357,084
	Options	6/26/2015	0	0	0	0	0	0	23,080	76.30	506,837
Christopher D. Sliva	AIP	1/1/2015	379,400	758,800	0	0	0	0	0	0	0
	PSU	6/26/2015	0	0	3,220	6,440	12,880	0	0	0	491,372
	RSU	6/26/2015	0	0	0	0	0	4,290	0	0	327,327
	Options	6/26/2015	0	0	0	0	0	0	21,150	76.30	464,454
Thomas E. O’Neill	AIP	1/1/2015	331,800	663,600	0	0	0	0	0	0	0
	PSU	6/26/2015	0	0	2,635	5,270	10,540	0	0	0	402,101
	RSU	6/26/2015	0	0	0	0	0	3,510	0	0	267,813
	Options	6/26/2015	0	0	0	0	0	0	17,310	76.30	380,128
Rachel Bishop	AIP	1/1/2015	246,600	493,200	0	0	0	0	0	0	0
	PSU	6/26/2015	0	0	1,465	2,930	5,860	0	0	0	223,559
	RSU	6/26/2015	0	0	0	0	0	2,040	0	0	155,652
	Options	6/26/2015	0	0	0	0	0	0	9,620	76.30	211,255
Harry J. Walsh	AIP	1/1/2015	192,444	384,888	0	0	0	0	0	0	0
	PSU	6/26/2015	0	0	2,635	5,270	10,540	0	0	0	402,101
	RSU	6/26/2015	0	0	0	0	0	3,510	0	0	267,813
	Options	6/26/2015	0	0	0	0	0	0	17,310	76.30	380,128
Alan T. Gambrel	AIP	1/1/2015	190,950	381,900	0	0	0	0	0	0	0
	PSU	6/26/2015	0	0	2,135	4,270	8,540	0	0	0	325,801
	RSU	6/26/2015	0	0	0	0	0	2,850	0	0	217,455
	Options	6/26/2015	0	0	0	0	0	0	14,040	76.30	308,318

(a)	Consists of awards under our AIP program, which is granted under the TreeHouse Foods, Inc. Incentive Plan. In 2015, 7.4% of the target was earned by Ms. Bishop and Messrs. Reed, Riordan, O’Neill, Sliva, Walsh and Gambrel. These AIP amounts are reported as Non-Equity Incentive Plan Compensation in the 2015 Summary Compensation Table. Payouts under the AIP may range from $0 up to the maximum as described above. Therefore, in accordance with SEC rules, we have omitted the threshold column.

(b)	Consists of performance units that are granted under the TreeHouse Foods, Inc. Equity and Incentive Plan. The performance unit awards have a cumulative performance period of July 1, 2015 to December 31, 2017. For the interim performance period of July 1, 2015 to December 31, 2015, the performance measure results were 0.0% of target; accordingly, each NEO earned 0.0% of the first tranche of the award.

(c)	Consists of restricted stock units granted under the TreeHouse Foods, Inc. Equity and Incentive Plan that vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date.

(d)	Consists of non-qualified stock options granted under the TreeHouse Foods, Inc. Equity and Incentive Plan that vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date. The non-qualified options have a strike price of $76.30 which was the closing price of our Common Stock on date of grant.

(e)	The grant date fair value of the performance units is based on target performance.

Management Changes

During 2015, Harry J. Walsh, Former Executive Vice President Acquisition Integration, retired from the Company effective as of August 1, 2015. Mr. Walsh will continue in a consulting role with the Company following his retirement. Mr. Walsh’s consulting agreement states that he will provide consulting services to TreeHouse for a period of twelve months (unless earlier terminated in accordance with its terms). Also during 2015, Alan T. Gambrel reduced his time commitment to the Company and stepped down as Senior Vice President of Human Resources. As a result, Lori Roberts was promoted to Senior Vice President of Human Resources. Mr. Gambrel is expected to remain with the Company through mid-2016.

Employment Agreements

The Company has entered into employment agreements with Messrs. Reed, O’Neill, Riordan and Sliva. The terms of these employment agreements are substantially similar, other than the individual’s title, salary, bonus, and long-term incentive award entitlements (stock options, restricted stock units and performance units). The employment agreements provide an annual base salary, plus an incentive bonus based upon the achievement of certain performance objectives, all of which are determined by the Board. The employment agreements also provide for one-year automatic extensions, absent written notice from either party of its intention not to extend the agreement. None of these employment agreements contain a “gross up” payment from the Company to the extent the covered individuals incur excise taxes under Section 4999 of the tax code (the “Code”).

Each individual is also entitled to participate in any benefit plan we maintain for our senior executive officers, including any life, medical, accident, or disability insurance plan, and any pension, profit sharing, retirement, deferred compensation or savings plan for our senior executive officers. We also will pay the reasonable expenses incurred by each management investor in the performance of his duties to us and indemnify the management investor against any loss or liability suffered in connection with such performance.

We are entitled to terminate each employment agreement with or without “Cause” (as defined in the employment agreements). Each individual is entitled to terminate his employment agreement for “Good Reason” (as defined in the employment agreements) which includes a reduction in base salary or a material alteration in duties and responsibilities or for certain other specified reasons, including the death, disability or retirement of the management investor. If an employment agreement is terminated without Cause by us or with Good Reason by the covered individual, the covered individual will be entitled to a severance payment equal to two times (or three times, in the case of Mr. Reed) the sum of the annual base salary payable and the target bonus amount owed to the covered individual immediately prior to the end of the employment period, plus continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed). If an employment agreement is terminated under the same circumstances and within 24 months after a change of control of the Company, the covered individual will be entitled to a severance payment equal to three times the annual base salary and target bonus amount payable to the covered individual immediately prior to the end of the employment period, plus continuation of all health and welfare benefits for three years.

Ms. Bishop began her employment with us in May 2014, and is covered under the Severance Plan. She is entitled to the severance provisions for involuntary termination by the Company without Cause or for voluntary termination by the executive for Good Reason. The Severance Plan provides payments for three tiers of executives. Ms. Bishop is considered a tier two executive and is eligible for severance payments equal to one times her base salary and target incentive compensation. In the event of her involuntary termination by the Company without Cause or voluntary termination for Good Reason within 24 months of a change in control, under the Severance Plan, Ms. Bishop is entitled to severance equal to two times her base salary plus two times her target incentive compensation. The Severance plan does not contain a “gross up” payment from the Company to the extent the covered individuals incur excise taxes under Section 4999 of the tax code (the “Code”).

Awards

The grant for each NEO is listed in the 2015 Grants of Plan Based Awards Table on page 32. The significant features of the 2015 equity incentives are as follows:

2015 Non-Qualified Stock Options

The NEOs received an annual stock option grant on June 26, 2015, that vests annually in three approximately equal tranches, beginning on the first anniversary of the grant date.

2015 Restricted Stock Units

The NEOs and other managers of the Company received an annual restricted stock unit grant on June 26, 2015, that vests annually in three approximately equal tranches, beginning on the first anniversary of the grant date.

2015 Performance Units

The performance units are earned based on achieving operating net income goals in each of the performance periods listed below and represented 37.5% of the LTI grant value. The performance periods of the 2015 performance units are as follows: July 1, 2015 through December 31 2015; calendar year 2016; calendar year 2017; and the cumulative period of July 1, 2015 through December 31, 2017. The performance units will be converted to stock or cash at the discretion of the Compensation Committee on the third anniversary of the date of grant. The Company expects the performance units to be settled in stock and has the shares available to do so. For the performance period July 1, 2015 through December 31, 2015, the operating net income target was approximately $115 million. The operating net income targets for calendar years 2016, 2017 and the cumulative performance period are 113.3% of calendar year 2015 operating net income budget, 113.3% of the calendar year 2016 target, and the sum of the three target amounts, respectively. The number of units that will be earned is based on the level of achievement relative to the targets. There is no payout below 80% achievement, and payout is capped at 200% of target if achievement meets or exceeds 120% of the operating net income target.

2015 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
	Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Plan Number of Unearned Shares, Other Rights That Have	Equity Plan Awards: Market Value Unearned Shares, Units, Other Rights That Have
Name	Date	(#)	(#)(a)	Price ($)	Date	Vested (#)(b)	Vested ($)	Vested (#)(c)	Vested ($)
Sam K. Reed	6/27/2008	114,800	0	24.06	6/27/2018	0	0	0	0
	6/28/2010	41,700	0	46.47	6/28/2020	0	0	0	0
	6/27/2011	47,000	0	54.90	6/27/2021	0	0	0	0
	6/27/2012	58,930	0	61.41	6/27/2022	0	0	0	0
	6/27/2013	0	0	0	—	0	0	47,600	3,734,696
	6/27/2013	0	0	0	—	5,287	414,818	0	0
	6/27/2013	46,047	23,023	65.97	6/27/2023	0	0	0	0
	6/27/2014	0	0	0	—	0	0	45,020	3,532,269
	6/27/2014	0	0	0	—	10,006	785,071	0	0
	6/27/2014	23,287	46,573	79.89	6/27/2024	0	0	0	0
	6/26/2015	0	0	0	—	0	0	26,340	2,066,636
	6/26/2015	0	0	0	—	17,560	1,377,758	0	0
	6/26/2015	0	86,540	76.30	6/26/2025	0	0	0	0

Dennis F. Riordan	6/27/2007	47,100	0	26.48	6/27/2017	0	0	0	0
	6/27/2008	25,500	0	24.06	6/27/2018	0	0	0	0
	6/28/2010	13,650	0	46.47	6/28/2020	0	0	0	0
	6/27/2011	12,400	0	54.90	6/27/2021	0	0	0	0
	6/27/2012	15,580	0	61.41	6/27/2022	0	0	0	0
	6/27/2013	0	0	0	—	0	0	12,700	996,442
	6/27/2013	0	0	0	—	1,410	110,629	0	0
	6/27/2013	12,280	6,140	65.97	6/27/2023	0	0	0	0
	6/27/2014	0	0	0	—	0	0	12,380	971,335
	6/27/2014	0	0	0	—	2,753	216,000	0	0
	6/27/2014	6,404	12,806	79.89	6/27/2024	0	0	0	0
	6/26/2015	0	0	0	—	0	0	7,020	550,789
	6/26/2015	0	0	0	—	4,680	367,193	0	0
	6/26/2015	0	23,080	76.30	6/26/2025	0	0	0	0

Christopher D. Sliva	7/27/2012	27,270	0	56.66	7/27/2022	0	0	0	0
	6/27/2013	0	0	0	0	0	0	11,420	896,013
	6/27/2013	0	0	0	0	1,270	99,644	0	0
	6/27/2013	11,053	5,527	65.97	6/27/2023	0	0	0	0
	6/27/2014	0	0	0	0	0	0	11,260	883,460
	6/27/2014	0	0	0	0	2,500	196,150	0	0
	6/27/2014	5,824	11,646	79.89	6/27/2024	0	0	0	0
	6/26/2015	0	0	0	—	0	0	6,440	505,282
	6/26/2015	0	0	0	—	4,290	336,593	0	0
	6/26/2015	0	21,150	76.30	6/26/2025	0	0	0	0

		Option Awards				Stock Awards
	Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Plan Number of Unearned Shares, Other Rights That Have	Equity Plan Awards: Market Value Unearned Shares, Units, Other Rights That Have
Name	Date	(#)	(#)(a)	Price ($)	Date	Vested (#)(b)	Vested ($)	Vested (#)(c)	Vested ($)
Thomas E. O’Neill	6/27/2008	36,100	0	24.06	6/27/2018	0	0	0	0
	6/28/2010	13,650	0	46.47	6/28/2020	0	0	0	0
	6/27/2011	12,400	0	54.90	6/27/2021	0	0	0	0
	6/27/2012	15,580	0	61.41	6/27/2022	0	0	0	0
	6/27/2013	0	0	0	—	0	0	10,160	797,154
	6/27/2013	0	0	0	—	1,127	88,424	0	0
	6/27/2013	9,820	4,910	65.97	6/27/2023	0	0	0	0
	6/27/2014	0	0	0	—	0	0	10,120	794,015
	6/27/2014	0	0	0	—	2,253	176,770	0	0
	6/27/2014	5,240	10,480	79.89	6/27/2024	0	0	0	0
	6/26/2015	0	0	0	—	0	0	5,270	413,484
	6/26/2015	0	0	0	—	3,510	275,395	0	0
	6/26/2015	0	17,310	76.30	6/26/2025	0	0	0	0

Rachel Bishop	5/27/2014	0	0	0	—	3,890	305,209	0	0
	6/27/2014	0	0	0	—	0	0	5,620	440,945
	6/27/2014	0	0	0	—	1,253	98,310	0	0
	6/27/2014	2,910	5,820	79.89	6/27/2024	0	0	0	0
	6/26/2015	0	0	0	—	0	0	2,930	229,888
	6/26/2015	0	0	0	—	2,040	160,058	0	0
	6/26/2015	0	9,620	76.30	6/26/2025	0	0	0	0

Harry J. Walsh	6/27/2008	36,100	0	24.06	6/27/2018	0	0	0	0
	6/28/2010	13,650	0	46.47	6/28/2020	0	0	0	0
	6/27/2011	12,400	0	54.90	8/01/2020	0	0	0	0
	6/27/2012	15,580	0	61.41	8/01/2020	0	0	0	0
	6/27/2013	0	0	0	—	0	0	8,748	686,368
	6/27/2013	9,820	0	65.97	8/01/2020	0	0	0	0
	6/27/2014	0	0	0	—	0	0	5,342	419,133
	6/27/2014	5,240	0	79.89	8/01/2020	0	0	0	0
	6/26/2015	0	0	0	—	0	0	293	22,989

Alan T. Gambrel	6/28/2010	11,350	0	46.47	6/28/2020	0	0	0	0
	6/27/2011	10,500	0	54.90	6/27/2021	0	0	0	0
	6/27/2012	13,250	0	61.41	6/27/2022	0	0	0	0
	6/27/2013	0	0	0	—	0	0	8,640	677,894
	6/27/2013	0	0	0	—	960	75,322	0	0
	6/27/2013	8,347	4,173	65.97	6/27/2023	0	0	0	0
	6/27/2014	0	0	0	—	0	0	8,220	644,941
	6/27/2014	0	0	0	—	1,826	143,268	0	0
	6/27/2014	4,250	8,500	79.89	6/27/2024	0	0	0	0
	6/26/2015	0	0	0	—	0	0	4,270	335,024
	6/26/2015	0	0	0	—	2,850	223,611	0	0
	6/26/2015	0	14,040	76.30	6/26/2025	0	0	0	0

(a)	The option awards for each NEO will vest annually in three approximately equal tranches, beginning on the anniversary date of the grant, as listed in the table.

(b)	Restricted stock units vest annually in three approximately equal tranches, beginning on the anniversary date of the grant, as listed in the table, except for the new hire grant provided to Ms. Bishop on May 27, 2014 that vests annually in two approximately equal tranches, beginning on the anniversary date of the grant, as listed in the table.

(c)	Performance units vest on the third anniversary of the grant date as listed in the table. Based on current performance levels, performance units granted in 2013 and 2014 are reported at maximum levels. Performance units granted in 2015 are reported at target based on current performance levels. The payout can be from 0% to 200% of the award based on achievement of the performance criteria.

2015 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Sam K. Reed	0		0	5,004	(a)	381,805
	0		0	5,286	(b)	403,322
	0		0	4,940	(c)	376,922
	0		0	16,220	(i)	1,237,586
	40,000	(d)	2,117,448	0		0
	40,000	(d)	2,391,320	0		0
	40,377	(d)	2,149,058	0		0

Dennis F. Riordan	0		0	1,377	(a)	105,065
	0		0	1,410	(b)	107,583
	0		0	1,307	(c)	99,724
	0		0	4,290	(i)	327,327
	15,000	(e)	1,001,987	0		0
	15,000	(e)	801,158	0		0
	10,000	(e)	512,506	0		0
	10,000	(e)	588,222	0		0

Christopher D. Sliva	0		0	1,250	(a)	95,375
	0		0	1,270	(b)	96,901
	0		0	2,287	(c)	183,898
	0		0	7,508	(i)	603,718

Thomas E. O’Neill	0		0	1,127	(a)	85,990
	0		0	1,126	(b)	85,914
	0		0	1,307	(c)	99,724
	0		0	4,290	(i)	327,327

Rachel R. Bishop	0		0	3,890	(h)	276,385
	0		0	627	(a)	47,840

Harry J. Walsh	0		0	1,127	(a)	85,990
	0		0	1,126	(b)	85,914
	0		0	1,307	(c)	99,724
	0		0	4,290	(i)	327,327
	0		0	98	(f)	8,032
	0		0	94	(f)	7,704
	0		0	94	(f)	7,704

Alan T. Gambrel	0		0	914	(a)	69,738
	0		0	960	(b)	73,248
	0		0	1,110	(c)	84,693
	0		0	3,648	(i)	278,342
	4,533	(g)	237,531	0		0

(a)	Represents the vesting of the first of three tranches of restricted stock unit awards granted in 2014.

(b)	Represents the vesting of the second of three tranches of restricted stock units awards granted in 2013.

(c)	Represents the vesting of the third of three tranches of restricted stock unit awards granted in 2012.

(d)	Represents stock options that were granted on June 28, 2005.

(e)	Represents stock options that were granted on January 3, 2006.

(f)	Represents the vesting of restricted stock units for the stub period from the grant date anniversary to Harry Walsh’s retirement (August 1, 2015).

(g)	Represents stock options that were granted on June 27, 2008.

(h)	Represents the vesting of the first of two tranches of restricted stock awards granted on May, 27, 2014.

(i)	Represents the vesting of performance units granted in 2012, with performance period ending December 31, 2014. Awards vested on June 27, 2015.

2015 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)(a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Sam K. Reed	0	0	41,923	0	1,999,321
Dennis F. Riordan	0	0	0	0	0
Christopher D. Sliva	0	0	0	0	0
Thomas E. O’Neill	0	0	0	0	0
Rachel Bishop	115,460	0	(4,490)	0	114,674
Harry J. Walsh	0	0	0	0	0
Alan T. Gambrel	93,380	0	1,857	0	503,140

(a)	Amounts in this column are not included in the 2015 Summary Compensation Table of this Proxy Statement.

The 2015 Non-Qualified Deferred Compensation Table presents amounts previously deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan, except to the extent that employees in the plan have their Company matching contributions in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of the deferral.

The earnings on Mr. Reed’s, Ms. Bishop’s and Mr. Gambrel’s Deferred Compensation Plan accounts were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Reed, Ms. Bishop and Mr. Gambrel in advance and administered by an outside third party. As presented above, Mr. Reed’s 2015 annualized gain was approximately 2.1%. Ms. Bishop’s 2015 loss was approximately 3.8%. Messrs. Riordan, Sliva, O’Neill and Walsh do not participate in the Deferred Compensation Plan. Mr. Gambrel’s 2015 gain was approximately 0.4%.

Potential Payments Upon Termination Or Change In Control

As noted on page 33 of this Proxy Statement, we have entered into employment agreements with all of our NEOs, except for Rachel Bishop who is covered under the Severance Plan. As discussed on page 33 under “Management Changes,” Messrs. Walsh and Gambrel are no longer covered under an employment agreement or the Severance Plan, respectively. The employment agreements and Severance Plan provide for payments of certain benefits, as described below, upon the termination. The NEOs rights upon termination of his/her employment depend upon the circumstance of the termination. Central to an understanding of the rights of each NEO under the agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in the employment agreements and Severance Plan. For purposes of the employment agreements and Severance Plan:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his position, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition.

•

The NEO is said to have Good Reason to terminate his employment and thereby gain access to the benefits described below if we assign the NEO duties that are materially inconsistent with his position, reduce his compensation, call for relocation, or take certain other actions specified in the definition.

The employment agreements and Severance Plan require, as a precondition to the receipt of these payments, that the NEOs sign a standard form of release in which the NEO waives all claims that the NEO might have against us and certain associated individuals and entities. The NEOs’ employment agreements and Severance Plan also include non-compete and non-solicit provisions that would apply for a period of one year following the NEO’s termination of employment, and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment.

The employment agreement for each NEO and Severance Plan specifies the payment to each individual in each of the following situations:

•	Involuntary termination without cause or resignation with Good Reason

•	Retirement

•	Death or disability

•	Termination without Cause or with Good Reason after change-in-control

Meridian has reviewed the existing change-in-control severance provisions of our NEOs’ employment agreements and Severance Plan relative to the current practices of our Compensation Comparator Group and has found our practices to be within the norms of the group.

Employment Agreements/Severance Plan

In the event of an involuntary termination of the NEO without Cause, or resignation by the NEO for Good Reason, the NEO will receive two times his base salary and target bonus (three times in the case of Mr. Reed and one times in the case of Ms. Bishop), and continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed and one year in the case of Ms. Bishop).

In the event of an involuntary termination of the employee without Cause, or resignation by the employee for Good Reason within a 24 month period immediately following a change-in-control of the Company, the NEO will receive three times the amount of his base salary and target bonus (two times in the case of Ms. Bishop), and continuation of all health and welfare benefits for three years (two years in the case of Ms. Bishop). The employment agreements and Severance Plan do not provide a “gross-up” payment from the Company to the extent covered individuals incur excise taxes under Section 4999 of the Code.

In the event of death, disability or retirement, the NEO will receive no additional severance payments. In the event of disability, NEOs (with the exception of Ms. Bishop) receive continuation of health and welfare benefits for two years (three years in the case of Mr. Reed). The Severance Plan does not provide health and welfare benefits in the event of disability.

TreeHouse Foods, Inc. Equity and Incentive Plan

The Company has issued equity awards to our NEOs that are subject to the terms and conditions of the Equity and Incentive Plan.

In the event of an involuntary termination of the NEO without cause, or resignation by the NEO for Good Reason, no unvested options shall become vested or exercisable, nor will unvested restricted stock or restricted stock units vest. For performance unit awards, the NEO shall receive accrued awards plus a pro rata portion of the award (based on the number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated without Cause by the Company.

In the event of a change-in-control, unvested stock options will become fully vested; the restrictions on the restricted stock and restricted stock units will lapse. For performance units, they will be cancelled in exchange for a payment equal to the value that would have been payable had each performance unit been deemed equal to 100% (or such greater or lesser percentage as determined by the Compensation Committee) of its initially established dollar value.

In the event of death or disability unvested options will become fully vested, and upon death, disability or retirement, a pro rata portion of the restricted stock and restricted stock units that would be eligible for lapse of restrictions on the next anniversary date of the grant will lapse. All unvested stock options, restricted stock and restricted stock unit awards will be forfeited for any other reason of termination. For the performance units, the NEO shall receive accrued awards plus a pro rata portion of the award (based on number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated due to death, disability, or retirement.

TreeHouse Foods, Inc. Annual Incentive Plan

In the event of an involuntary termination of the NEO without cause, or resignation by the NEO for Good Reason, no portion of the Annual Incentive Award will be received by the NEO.

In the event of death, disability or retirement, the NEO will receive a pro rata portion of the Annual Incentive Award (based on the number of full calendar months served during the performance period divided by the length of the performance period).

In the event of an involuntary termination without cause or resignation for good reason following a change in control, the NEO will receive a pro rata portion of the Annual Incentive Award (based on the number of full calendar months served during the performance period divided by the length of the performance period).

In the event of a change in control without termination, no portion of the Annual Incentive Award will be received by the NEO.

The following tables illustrate the payouts to each NEO under each of the various separation and change in control situations, except that only the amounts payable pursuant to his retirement in August 2015 are shown with respect to Mr. Walsh. The tables assume that the events took place on December 31, 2015.

Name of Participant: Sam K. Reed

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	6,084,000	0	0	6,084,000	0
Interest on Severance	20,381	0	0	20,381	0
Pro-rated Annual Incentives	0	1,014,000	1,014,000	1,014,000	0
Stock Options	0	0	474,488	474,488	474,488
Restricted Stock Units	0	633,304	633,304	2,577,675	2,577,675
Performance Units	2,960,542	2,960,542	2,960,542	5,700,119	5,700,119
Welfare Benefits	34,244	0	34,244	34,244	0

Aggregate Payments	9,099,167	4,607,845	5,116,577	15,904,907	8,752,282

Name of Participant: Dennis F. Riordan

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	1,795,200	0	0	2,692,800	0
Interest on Severance	9,021	0	0	9,021	0
Pro-rated Annual Incentives	0	369,600	369,600	369,600	0
Stock Options	0	0	126,543	126,543	126,543
Restricted Stock Units	0	170,520	170,520	693,849	693,849
Performance Units	797,600	797,600	797,600	1,534,678	1,534,678
Welfare Benefits	20,415	0	30,623	30,623	0

Aggregate Payments	2,622,236	1,337,720	1,494,885	5,457,113	2,355,070

Name of Participant: Christopher D. Sliva

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death(2) ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	1,842,800	0	0	2,764,200	0
Interest on Severance	9,260	0	0	9,260	0
Pro-rated Annual Incentives	0	379,400	379,400	379,400	0
Stock Options	0	0	114,712	114,712	114,712
Restricted Stock Units	0	154,959	154,959	632,388	632,388
Performance Units	719,884	719,884	719,884	1,395,019	1,395,019
Welfare Benefits	9,343	0	28,030	28,030	0

Aggregate Payments	2,581,288	1,254,243	1,396,985	5,323,009	2,142,119

Name of Participant: Thomas E. O’Neill

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	1,611,600	0	0	2,417,400	0
Interest on Severance	8,098	0	0	8,098	0
Pro-rated Annual Incentives	0	331,800	331,800	331,800	0
Stock Options	0	0	98,715	98,715	98,715
Restricted Stock Units	0	134,297	134,297	540,588	540,588
Performance Units	642,599	642,599	642,599	1,209,069	1,209,069
Welfare Benefits	20,741	0	31,112	31,112	0

Aggregate Payments	2,283,039	1,108,696	1,238,523	4,636,782	1,848,372

Name of Participant: Rachel Bishop

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	657,600	0	0	1,315,200	0
Interest on Severance	4,406	0	0	4,406	0
Pro-rated Annual Incentives	0	246,600	246,600	246,600	0
Stock Options	0	0	20,778	20,778	20,778
Restricted Stock Units	0	203,865	203,865	563,604	563,604
Performance Units	117,585	117,585	117,585	450,360	450,360
Welfare Benefits	13,007	0	0	26,015	0

Aggregate Payments	792,599	568,050	588,828	2,626,963	1,034,742

Name of Participant: Harry J. Walsh

Harry J. Walsh, Former Executive Vice President Acquisition Integration, retired from the Company effective as of August 1, 2015. Mr. Walsh will continue in a consulting role with the Company following his retirement. Mr. Walsh’s consulting agreement states that he will provide consulting services to TreeHouse for a period of twelve months (unless earlier terminated in accordance with its terms). Under the agreement, Mr. Walsh will receive annual compensation of $200,000 and will be eligible to earn a prorated incentive bonus for 2015. He will remain subject to non-competition and non-solicitation covenants during the consulting period and for twelve months thereafter. In connection with his retirement, Mr. Walsh received $23,440 from the pro rata vesting of restricted stock units and is expected to receive approximately $742,545 in pro rata performance units. Mr. Walsh is also eligible to receive a prorated bonus of $14,285.

Name of Participant: Alan T. Gambrel

Mr. Gambrel reduced his time commitment to the Company and stepped down as Senior Vice President of Human Resources effective August 1, 2015. Mr. Gambrel is expected to remain with the Company through mid-2016. Consistent with this change in status, Mr. Gambrel is no longer a participant in the Severance Plan. Despite no longer being covered by the Severance Plan, Mr. Gambrel is eligible to receive pro rata vesting of restricted stock units and performance units upon retirement, death, or disability, consistent with the Equity and Incentive Plan. As of December 31, 2015, in the event of retirement, death, or disability, Mr. Gambrel would have received $109,321 and $538,386 in restricted stock units and performance units, respectively, upon the occurrence of such termination events, and he would have received $367,716 and $996,442 in accelerated vesting of restricted stock units and performance units, respectively, upon a change in control.

2015 DIRECTOR COMPENSATION

Directors who are full-time employees of the Company receive no additional fee for service as a director. Non-employee directors receive a combination of cash payments and equity-based compensation as shown in the table and narrative below.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($)	Total ($)
George V. Bayly	90,000	154,889	244,889
Diana S. Ferguson	80,000	154,889	234,889
Dennis F. O’Brien	97,500	154,889	252,389
Frank J. O’Connell	92,500	154,889	247,389
Ann M. Sardini	100,000	154,889	254,889
Gary D. Smith	87,500	154,889	242,389
Terdema L. Ussery, II	87,500	154,889	242,389
David B. Vermylen	375,000	154,889	529,889

Cash Compensation

For the 2015-2016 Board year, non-management Directors of the Company received a cash retainer of $75,000 per year. Committee members received additional annual cash retainers as follows: Audit Committee $7,500; Compensation Committee $5,000; and Nominating and Corporate Governance Committee $5,000. The Chairman of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received additional annual cash retainers of $17,500, $15,000, and $15,000, respectively, and the Lead Independent Director received an additional annual cash retainer of $20,000. No individual meeting attendance fees are paid to Board or Committee members.

On February 10, 2011, we entered into a one-year consulting agreement with Mr. Vermylen, which became effective on July 1, 2011, when Mr. Vermylen transitioned to a senior advisor role focusing on strategy, marketing and acquisitions (renewable upon mutual agreement). The agreement provides Mr. Vermylen $300,000 per annum as a consultant. This agreement was renewed in 2015 for an additional one year term.

Fees Earned or Paid in Cash

	Annual Retainer ($)	Nominating & Corporate Governance Committee ($)	Audit Committee ($)	Compensation Committee ($)	Lead Independent Director ($)	Other ($)	Total ($)
George Bayly*	75,000	0	0	15,000	0	0	90,000
Diana S. Ferguson	75,000	0	0	5,000	0	0	80,000
Dennis F. O’Brien*	75,000	15,000	7,500	0	0	0	97,500
Frank J. O’Connell*	75,000	0	17,500	0	0	0	92,500
Ann M. Sardini	75,000	0	0	5,000	20,000	0	100,000
Gary D. Smith	75,000	5,000	7,500	0	0	0	87,500
Terdema L. Ussery, II	75,000	5,000	7,500	0	0	0	87,500
David B. Vermylen	75,000	0	0	0	0	300,000	375,000

*	Chairman

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with other stockholders, each non-management director will be granted options and/or restricted stock units of the Company’s stock having a value determined by the Board. The grant date fair value of restricted stock units granted in 2015 for each management director was $154,889.

Outstanding Awards (as of December 31, 2015)

	Stock Options	Restricted Stock Units	Vested & Deferred Restricted Stock Units
George Bayly(a)	0	2,030	17,720
Diana S. Ferguson(a)	3,500	2,030	14,020
Dennis F. O’Brien(a)	0	2,030	3,660
Frank J. O’Connell(a)	8,200	2,030	13,420
Ann M. Sardini(b)	0	2,030	5,590
Gary D. Smith(a)	0	2,030	17,720
Terdema L. Ussery, II(a)	8,200	2,030	15,310
David B. Vermylen(a)	71,350	2,030	7,710

(a)	Vested and deferred restricted stock units are deferred until termination of service from the Board.

(b)	1,890 vested and deferred restricted stock units are deferred until July 27, 2016. 3,700 restricted stock units are vested and deferred until termination of service from the Board.

Board Stock Ownership and Age Requirements

At the same time that we adopted formal stock ownership guidelines for management, we also adopted ownership guidelines for the Board. All outside directors are covered by the guidelines and must achieve a stock ownership level equal to three times their annual retainer within five years of joining the Board. Similar to the management guidelines, shares of stock owned outright or through a trust, restricted stock and restricted stock units count towards fulfillment of the guidelines. All of our outside directors are currently in compliance with these guidelines.

We have not set an upper age limit for Board members as we feel that highly experienced directors on our Board have provided and will continue to provide our management team with great insight and wisdom into our business. In addition to our experiences, several corporate boards across the United States benefit greatly from more seasoned business leaders.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No member of the Compensation Committee was, during the year ended December 31, 2015, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board, during the year ended December 31, 2015.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference this Proxy Statement or future filings with the SEC, in whole or in part, the following Committee reports shall not be deemed to be incorporated by reference into any such filings, except to the extent we specifically incorporate by reference a specific report into such filing. Further, the information contained in the following committee reports shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in any of these reports be treated as soliciting materials.

The Board has established three (3) committees to help oversee various matters of the Company. These include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees operates under the guidelines of their specific charters. These charters may be reviewed on our website at www.treehousefoods.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of four (4) independent directors, Messrs. O’Brien, O’Connell, Smith and Ussery, and operates pursuant to a written charter. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Audit Committee is responsible for overseeing and monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes, systems of internal control over financial reporting, compliance with legal and regulatory financial accounting requirements, audits of the Company’s financial statements, and review of the performance of the Audit Committee. The Audit Committee also regularly receives and reviews reports from the third party whistleblower hotline provider.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee’s responsibilities are to monitor and oversee the audit process, and to appoint, compensate and evaluate the performance of the independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP any relationships that may impact its objectivity and independence, and the Audit Committee satisfied itself as to Deloitte & Touche LLP’s independence. The Audit Committee has reviewed and discussed the financial statements with management. The Audit Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with Deloitte & Touche LLP and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by PCAOB Auditing Standard No. 16, Communications with Audit Committees, and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Based on the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

In order to assure that the provision of audit and non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by Deloitte & Touche LLP, and all other services, including review, attestation and non-audit services, other than de minimis services that satisfy the requirements of the NYSE and the Exchange Act, pertaining to de minimis exceptions.

This report is respectfully submitted by the Audit Committee of the Board.

Frank J. O’Connell, Chairman

Dennis F. O’Brien

Gary D. Smith

Terdema L. Ussery, II

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is currently comprised of three independent directors, Messrs. O’Brien Smith and Ussery. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The Board adopted a charter for the Nominating and Corporate Governance Committee in June 2005.

This report is respectfully submitted by the Nominating and Corporate Governance Committee of the Board.

Dennis F. O’Brien, Chairman

Gary D. Smith

Terdema L. Ussery, II

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of Mr. Bayly, Ms. Ferguson and Ms. Sardini and operates pursuant to a written charter. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company’s Proxy Statement to be filed in connection with the Meeting, each of which will be filed with the SEC.

This report is respectfully submitted by the Compensation Committee of the Board.

George V. Bayly, Chairman

Diana S. Ferguson

Ann M. Sardini

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional services rendered for the audit of our consolidated financial statements, audit of our internal controls over financial reporting and review of our quarterly reports on Form 10-Q and fees billed for other services rendered by Deloitte & Touche LLP for 2014 and 2015:

	2014	2015
Audit Fees	$2,589,523	$2,724,894
Audit-related Fees	$817,270	$731,508
Tax Fees	$271,059	$143,558
All other Fees	$0	$0

Total Fees	$3,677,852	$3,599,960

Audit fees include fees associated with the annual audit of our consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly reports on Form 10-Q. Audit fees have increased over prior year primarily due to the procedures associated with the acquisitions and the growth of the Company.

Audit-related fees include consultation concerning financial accounting and SEC reporting standards and due diligence services performed in connection with the Company’s acquisitions. Audit related fees were higher in 2014, as two (2) acquisitions were completed in 2014. During 2015, Deloitte & Touche provided due diligence services with respect to the recently completed acquisition of Ralcorp Holdings, Inc. which we refer to as the “Private Brands Business” from ConAgra Foods, Inc. The decrease in tax fees is primarily due to tax services provided in connection with pre-acquisition tax periods from entities acquired in 2014. All other fees are for any other services not included in the first three categories. The Audit Committee pre-approved all (100%) of the audit, audit-related, tax and other services in accordance with the pre-approval policies described above under the heading “Committee Reports — Report of the Audit Committee” and determined that the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We maintain policies and procedures relating to the review, approval or ratification of transactions in which we are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related parties. Our Code of Ethics, which is available on our website at www.treehousefoods.com, prohibits our employees, including our executive officers, and directors from engaging in specified activities without prior approval. These activities typically relate to conflict of interest situations where an employee or director may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

We review all relationships and transactions in which the Company and our directors, executive officers, or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest and whether such transactions involve at least $120,000. Our law department has responsibility for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify such related party relationships and transactions. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year. As required under SEC rules, transactions involving the Company that exceed $120,000 and that a related party has a direct or indirect material interest in will be disclosed in our Proxy Statement. Our Board has responsibility for reviewing and approving or ratifying related person transactions.

Mr. Vermylen became a senior consultant with the Company in July 2011 and in accordance with his consulting agreement, is paid $300,000 annually. The consulting agreement is renewable on an annual basis. As a result of the consulting agreement with Mr. Vermylen and the related payments, the Company has concluded that Mr. Vermylen is not an independent Director at this time.

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

(PROPOSAL 3)

Pursuant to Section 14A of the Exchange Act, we are seeking the advisory approval of stockholders of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. As approved by its stockholders at the 2011 Annual Meeting of Stockholders, consistent with the Board’s recommendation, the Company is submitting this proposal for a non-binding vote on an annual basis. Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2016 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

The Company has a pay-for-performance philosophy that forms the foundation of our decisions regarding executive compensation. This philosophy and the compensation structure approved by the Compensation Committee are central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our NEOs in variable or “pay at risk” compensation programs (annual and long-term incentive plans). Our program also aligns the NEOs’ financial interest with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our NEOs.

This advisory vote on the Company’s executive compensation program and practices is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review the voting results when evaluating our executive compensation program.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the Meeting is required for approval of this advisory resolution.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION SET FORTH ABOVE.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE APPROVAL OF THE ADVISORY RESOLUTION SET FORTH ABOVE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2017 pursuant to Rule 14a-8 under the Exchange Act must send notice of such proposal to us so that we receive it no later than November 14, 2016. Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2017 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-laws. The notice provisions in our By-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2017, proper notice of the proposal must be received by us not less than ninety (90) days or more than one hundred twenty (120) days prior to the first anniversary of this year’s Meeting. Stockholder proposals should be addressed to TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60523, Attention: Corporate Secretary.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact the Board, the non-management directors or any individual director (including the Lead Independent Director) by writing to them c/o TreeHouse Foods Corporate Secretary, 2021 Spring Road, Suite 600, Oak Brook, IL 60523, and such mail will be forwarded to the director or directors, as the case may be.

OTHER MATTERS

If any other matters properly come before the Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

The Annual Report of the Company for the year ending December 31, 2015 is being distributed to stockholders together with this Proxy Statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.treehousefoods.com. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.

You may also request one free copy of any of our filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning Thomas E. O’Neill, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1300.

By Order of the Board of Directors

Thomas E. O’Neill

Corporate Secretary

Appendix A

CORPORATE GOVERNANCE GUIDELINES: DIRECTOR INDEPENDENCE

Except as may otherwise be permitted by NYSE rules, a majority of the members of the Board shall be independent directors. To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and (2) in the Board’s judgment (based on all relevant facts and circumstances), the director does not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

TREEHOUSE FOODS, INC.
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on April 28, 2016.

Vote by Internet
• Go to www.envisionreports.com/thfi
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed under Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain	+
01 - George V. Bayly	☐	☐	☐	02 - Gary D. Smith	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the selection of Deloitte & Touche LLP as Independent Auditors.	☐	☐	☐	3. To provide an advisory vote to approve the Company’s executive compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+

0291EB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2015 Annual Report to Stockholders are available at: www.envisionreports.com/thfi

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TREEHOUSE FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS – APRIL 28, 2016

The undersigned appoints Sam K. Reed and Thomas E. O’Neill each of them, attorneys and proxies, with the power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 28, 2016, and any adjournment thereof, upon the matters coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned, and upon such other business as may properly come before the meeting. The undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows.

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR BOTH NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

(Continued and to be marked, dated and signed, on the other side)